Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT, dated as of June 8, 2009 (the “Agreement”), by and between COFFMAN STAIRS, LLC, a Delaware limited liability company (“Seller”) and WM COFFMAN LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

Seller is in the business of manufacturing and/or selling interior wood and iron stair components (the “Business”).  Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all Seller’s rights, title and interest, in and to substantially all of Seller’s assets on the terms and conditions described below.

NOW, THEREFORE, in consideration of the recitals and the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1          Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Accounts” shall mean all of Seller’s accounts (including accounts receivable), notes and employee loans receivable as of the Closing Date, including the Accounts as of the Seller Balance Sheet Date set forth on Schedule 1.1 attached hereto (unless such Accounts have previously been paid).

“Action” shall mean any action, suit, proceeding, arbitration, claim or governmental investigation.

“Additional Transaction Documents” shall mean those documents set forth on Schedule 1.2 attached hereto and each and every other agreement, certificate, instrument or document (other than this Agreement) executed and/or delivered in connection with this Agreement and the transactions contemplated hereby and thereby.

“Adjustment Amount” shall have the meaning set forth in Section 2.2.4(b) of this Agreement.

“Adjusted EBITDA” shall mean, for any period, Purchaser EBITDA for such period adjusted by adding back the management fees due and payable under the Visador Management Agreement and the Countrywide Management Agreement with respect to such period, whether or not actually paid.

“Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  Notwithstanding anything contained in this Agreement, for purposes of this Agreement, neither Seller, Visador, or either of their parents or subsidiaries is considered an Affiliate of Purchaser.

“AGNL Guaranty” shall mean that certain Guaranty Agreement, of even date herewith, by and among Crown Column & Millwork Company, LLC, Seller, Visador, Purchaser and AGNL Coffman, L.L.C.

“Agreement” shall have the meaning set forth in the Preamble.

“Assets” shall have the meaning set forth in Section 2.1.

“Assigned Contracts” shall have the meaning set forth in Section 2.1.1(f).

“Assignment and Assumption Agreements” shall have the meaning set forth in Section 5.1(c).

“Assignments of Certifications” shall have the meaning set forth in Section 5.1(e).

“Assumed Obligations” shall have the meaning set forth in Section 2.3.2.

“Assumed Payables” shall mean (other than (i) amounts payable to any Affiliate of Seller, and/or (ii) those accounts payable listed on Schedule 6.3 attached hereto) those accounts payable and accrued expenses of Seller incurred by Seller in the ordinary course of business, consistent with past practices, which reflect bona fide, arm’s-length transactions for goods or services  purchased by Seller, as of the Closing Date, including those Assumed Payables as of the Seller Balance Sheet Date set forth on Schedule 1.3 attached hereto (unless such Assumed Payables have previously been satisfied), and, with respect to all of the forgoing, which are not excluded in calculating Undrawn Availability in the Borrowing Base Certificate submitted under the PNC Credit Agreement as of the Closing Date.

“Assumed Warranty Obligations” shall have the meaning set forth in Section 6.1.

“Audited Seller Financial Statements” shall have the meaning set forth in Section 3.6(a)(i).

“Bill of Sale” shall have the meaning set forth in Section 5.1(a).

“Bodies” shall mean all federal, state, local and foreign governmental departments, commissions, boards, bureaus, agencies or instrumentalities and other regulatory bodies.

“Books and Records” shall mean all information, files, books, records, data, plans and recorded knowledge.

“Business” shall have the meaning set forth in the Recitals.

“Business Employee” shall have the meaning set forth in Section 6.4.

“Capital Expenditures” means expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which in accordance with GAAP, would be classified as capital expenditures, except expenditures made in connection with the replacement, substitutions or restoration of assets (i) to the extent reimbursed or financed from insurance proceeds or condemnation awards; or (ii) to the extent resulting from one or more breaches of any representation, warranty, covenant or agreement by Seller.

“Cash” shall mean cash, cash equivalents, marketable securities and other short-term investments.

“Cash Dividend” shall mean Cash dividends from Purchaser to any Affiliate of Purchaser, provided, however, that, “Cash Dividend” shall not include (A) any amounts P&F (or any Subsidiary thereof) is required to pay to Citibank in connection with the Closing or (B) any amounts paid and/or payable (i) under and/or pursuant to the Nationwide Consulting Agreement and/or Countrywide Management Agreement, (ii) under and/or pursuant to the PSP Notes or Woodmark Notes, (iii) for or with respect to goods or services rendered by any Affiliate of Purchaser to the extent permitted by Section 2.2.5.4 (g) of this Agreement.

“Cash Payment” shall have the meaning set forth in Section 2.2.4(a)(i).

“Certifications” shall mean all product certifications and ratings.

“Change in Control Transaction” shall mean, with respect to Purchaser or any Parent Company (the “Entity”), except for one or more Non-Qualifying Transactions (each of which is hereby deemed not to constitute a Change in Control Transaction), whether or not in the context of a Liquidation Event (i) a merger or consolidation, (ii) the issuance or transfer of equity of the Entity, or (iii) the sale of substantially all the assets of such Entity.  “Non-Qualifying Transaction” shall mean:  (i) a Termination Transaction entered into, conducted and/or consummated pursuant to, or in accordance with, Section 2.2.5.3, (ii) a transaction between or among any of Purchaser, any one or more Parent Companies (or any one or more Affiliates thereof) or any one or more employee benefit plans (or related trusts) sponsored or maintained by each such Entity or Affiliate of any of them, or (iii) any transaction in which, after giving effect to such transaction, sixty-six and two-thirds (66 2/3%) percent or more of the fully diluted equity interests of such Entity are owned or controlled by (1) the Person(s) which own or control such interests as of the Closing Date, (2) one or more Affiliates thereof, (3) any one or more employee benefit plans (or related trusts) sponsored or maintained by the Entity, such Person(s) or any one or more Affiliates of any of them, or (4) any Persons acquiring such securities in connection with a Non-Qualifying Transaction.  Notwithstanding anything contained in this Agreement, a Non-Qualifying Transaction is hereby deemed not to be a Change in Control Transaction

“Claim” shall have the meaning set forth in Section 7.2.3(a).

“Claim Notice” shall have the meaning set forth in Section 7.2.3(a).

“Closing Date” shall mean the date hereof.

“Closing Net Assets” shall be calculated in a manner consistent with the categories of assets and liabilities set forth in Schedule 1.4.

“Closing Statement” shall have the meaning set forth in Section 2.2.2.2.

“Closing Year” shall have the meaning set forth in Section 6.2.

“Contemporaneous Documents” shall have the meaning set forth in Section 5.3.

“Contingency Period” shall mean, the period beginning on the Closing Date and ending upon (i) in the event Contingent Consideration is due and payable to the Seller pursuant to the terms and conditions of this Agreement, the first date of payment, pursuant to the terms and conditions of this Agreement, of any part of Contingent Consideration, (ii) in the event Contingent Consideration is not due and payable to the Seller pursuant to the terms and conditions of this Agreement but Termination Proceeds are due and payable to the Seller, the date on which the first such Termination Proceeds are paid to Seller, (iii) in the event Contingent Consideration is not due and payable pursuant to Section 2.2.5.2(b), the date on which the Four Year Financial Report was delivered to the Seller or (iv) in the event a Change in Control Transaction is consummated, the date thereof.

“Contingent Consideration” shall mean the Seller Trigger Three Year Contingent Consideration, the Purchaser Trigger Three Year Contingent Consideration or the Four Year Contingent Consideration, in each case as payable pursuant to Section 2.2.5.

“Contract” shall mean any written or oral contract, agreement, lease, purchase order, arrangement, commitment, understanding or obligation.

“Contribution Agreement” shall mean collectively (i) that certain Assignment and Assumption Agreement of even date by and between Purchaser and Woodmark, and (ii) that certain Assignment and Assumption Agreement of even date between Purchaser and PSP.

“Countrywide Management Agreement” shall have the meaning set forth in Section 5.2(l).

“Decree” shall mean any order, injunction, judgment, award or decree.

“Deferred Proceeds” shall mean all cash and securities actually received, and as and when received (whether, and to the extent that, payment thereof is deferred, contingent or otherwise delayed or uncertain), by Purchaser or its member(s) directly on account of any Termination Transaction or Change in Control Transaction following the consummation thereof, less any and all Transaction Fees and all liabilities and obligations of Purchaser not assumed by the buyer in such Termination Transaction or Change in Control Transaction.

“Delinquent Receivables” shall have the meaning set forth in Section 6.5.

“Disputed Items” shall have the meaning set forth in Section 2.2.3.

“Division Balance Sheet” shall have the meaning set forth in Section 4.7.

“Division Balance Sheet Date” shall have the meaning set forth in Section 4.7.

“EBITDA” shall mean earnings before interest, taxes, depreciation and amortization calculated in accordance with GAAP, applied in the same manner in which it is applied by Purchaser as of the Closing Date notwithstanding any changes in applicable law or accounting practices.

“Employee Benefits Plans” shall have the meaning set forth in Section 3.24(a).

“Environmental Laws” shall mean any federal, state or local statute, regulation, ordinance, order, decree, or other requirement of law relating to protection of human health or the environment or to the identification, transportation, handling, discharge, emission, treatment, storage, or disposal of any pollutant, contaminant, hazardous or toxic substance or material.  Without limiting the generality of the foregoing, Environmental Laws shall include the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 261 et seq.; the Safe Drinking Water Act, 42 U.S.C. 43000 (f) et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and the Hazardous Materials Transportation Act, 49 U.S.C. § 1802 et seq., each as amended; together with the regulations promulgated thereunder, Permits issued thereunder, and analogous state and local statutes, regulations and ordinances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” shall have the meaning set forth in Section 2.1.2.

“Financing Lease” shall mean (a) any lease of property (real, personal or mixed), the obligations under which are capitalized on a consolidated balance sheet of Purchaser and its Subsidiaries and (b) any other such lease to the extent that the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.

“First Earn-Out Period” shall mean the period commencing on the second anniversary of the Closing Date and ending on the date immediately preceding the Three Year Anniversary.

“Fixed Assets” shall mean, as of the Closing Date, (i) all machinery, equipment, tools, supplies, office equipment, vehicles, forklifts, racking storage, furniture and fixtures (including all such items as set forth on the Seller Balance Sheet, with additions thereto (net of dispositions in the ordinary course of business)), (ii) all the replacements and improvements for any of the foregoing owned or leased by Seller, (iii) any rights of Seller to the warranties and licenses received from manufacturers and sellers of the aforesaid items, and (iv) any related claims, credits, and rights of recovery and set-off with respect thereto.

“Four Year Acceptance Notice” shall mean written notice from Seller to Purchaser in, or substantially in, the form of Exhibit A attached hereto and made a part hereof.

“Four Year Anniversary Date” shall mean the fourth anniversary of the Closing Date.

“Four Year Contingent Consideration” shall mean (i) the product obtained by multiplying (A) the Adjusted EBITDA for the Second Earn-Out Period, by (B) five (5.0), (ii) subtracting from such product Total Indebtedness as of the last day of the Second Earn-Out Period, (iii) adding to such product any (A) Cash Dividends made during the period commencing on the Closing Date and terminating on the last day of the Second Earn-Out Period and (B) Purchaser’s Cash as of the last day of the Second Earn-Out Period and (iv) multiplying the amount resulting from the calculations set forth in sub-clauses (i) through (iii), inclusive, of this definition by forty-two one hundredths (.42).

“Four Year Dispute Notice” shall mean written notice from Seller to Purchaser in, or substantially in, the form of Exhibit B attached hereto and made a part hereof.

“Four Year Financial Report” shall mean (i) Purchaser’s financial statements, including only a statement of operations, balance sheet and notes thereto (prepared in accordance with GAAP in the same manner in which it is applied by Purchaser as of the Closing Date notwithstanding any changes in applicable law or accounting practices) for the Second Earn-Out Period, and (ii) a written report of Purchaser’s calculation of the Four Year Contingent Consideration and the details thereof.

“Four Year Mandatory Acceptance Notice” shall mean written notice from Purchaser to Seller in, or substantially in, the form of Exhibit C attached hereto and made a part hereof.

“Four Year Mandatory Rejection Notice” shall mean written notice from Purchaser to Seller in, or substantially in, the form of Exhibit D attached hereto and made a part hereof.

“Four Year Option Date” shall mean 5:00 p.m., local New York time, on a date that is not more than 60 days following Seller’s receipt of the Four Year Financial Report; provided, however, that, in the event of a Four Year Dispute Notice being sent pursuant to Section 2.2.5.2(a)(ii) of this Agreement, for purposes of Section 2.2.5.2(d) of this Agreement, “Four Year Option Date” shall mean a date that is 30 days following Purchaser’s receipt of the Independent Accountant’s written determination pursuant to Section 2.2.3 of this Agreement.

“Four Year Trigger Date” shall have the meaning set forth in Section 2.2.5.2 (a).

“GAAP” shall mean United States generally accepted accounting principles.

“Guaranty Notes” shall mean that certain Promissory Note A and Promissory Note B which may potentially be issued in connection with the Carousel Guaranty (as such term is defined in the PNC Credit Agreement).

“Hazardous Substance” shall mean any hazardous substance, hazardous waste, toxic substance, pollutant, contaminant, petroleum or any fraction thereof, and any other substance regulated under Environmental Laws.

“Indebtedness” shall mean, with respect to any Person (and such Person’s Subsidiaries), at a particular date, the sum (without duplication) at such date of (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable as obligor, (b) indebtedness secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by or is a primary liability of such Person, (c) obligations of such Person under Financing Leases, (d) the face amount of all letters of credit issued for the account of or upon the application of such Person and, without duplication, the unreimbursed amount of all drafts drawn thereunder, (e) obligations (in the nature of principal or interest) of such Person in respect of acceptances or similar obligations issued or created for the account of such Person, and (f) such other interest bearing items as are required or permitted to be classified as liabilities upon a balance sheet of such person prepared in accordance with GAAP.

“Indemnification Threshold” shall have the meaning set forth in Section 7.3.

“Indemnified Purchaser Party” shall have the meaning set forth in Section 7.2.1.

“Indemnified Seller Party” shall have the meaning set forth in Section 7.2.2.

“Independent Accountant” shall have the meaning set forth in Section 2.2.3.

“Intangible Assets” shall mean all intangible personal property rights used or arising in connection with the Business, including, phone numbers, fax numbers, websites, domain names, email accounts and the name “Coffman” or any derivative or variation thereof.

“Intellectual Property” shall mean all patents, trademarks, service marks, copyrights, trade dress, trade names, logos, and other intellectual property rights, registered or unregistered, all applications relating to the registration of any of the foregoing, all licenses and sublicenses granted and obtained with respect thereto, all rights thereunder, all remedies against infringements thereof, and all rights to protection of interests therein.

“Intellectual Property and Intangible Asset Assignment” shall have the meaning set forth in Section 5.1(b).

“Inventory” shall mean, as of the Closing Date, (i) all of the finished goods, raw materials, work in progress and inventoriable supplies owned by Seller (including all such items as set forth on the Seller Balance Sheet, with additions thereto (net of dispositions in the ordinary course of business)) and (ii) any and all rights of Seller to the warranties received from its suppliers with respect to such inventory and related claims, credits, and rights of recovery and set-off with respect thereto, including the Inventory as of the Seller Balance Sheet Date set forth on Schedule 3.13 attached hereto (net of dispositions in the ordinary course of business).

“Inventory Count” shall have the meaning set forth in Section 2.2.2.1.

“Investment Bank” shall have the meaning set forth in Section 2.2.5.3(a).

“Knowledge” shall have the meaning set forth in Section 8.7.

“Lease” shall have the meaning set forth in Section 3.32(a).

“Leased Real Property” shall have the meaning set forth in Section 3.32(a).

“Letter of Credit Notes” shall mean that certain Promissory Note A and Promissory Note B which may potentially be issued in connection with the NY Commercial Bank Letters of Credit (as such term is defined in the PNC Credit Agreement).

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement.

“Liquidation” shall have the meaning set forth in Section 2.2.5.3(e).

“Liquidation Event” shall mean the voluntarily liquidation, winding-up or dissolution, commencement of any case, proceeding or other action by the Purchaser under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, composition, extension or other such relief with respect to it or its debts, or seeking appointment of a receiver, trustee, custodian or other similar official for all or substantially all of its assets.

“Listed Agreements” shall have the meaning set forth in Section 3.16.

“Listed Intellectual Property Agreements” shall have the meaning set forth in Section 3.11(a).

“Listed Purchaser Intellectual Property Agreements” shall have the meaning set forth in Section 4.10.

“Losses” shall have the meaning set forth in Section 7.2.1.

“Marion Lease” shall mean that certain lease agreement, dated as of March 30, 2007, among AGNL Coffman, L.L.C., Visador and Seller, as amended by that certain First Amendment to Lease Agreement of even date, among AGNL Coffman, L.L.C.  and Purchaser.

“Nationwide Consulting Agreement” means that certain Consulting Agreement of even date by and between Nationwide Industries, Inc.  and Purchaser.

“Net Asset Ceiling” shall mean $10,827,000 less checks outstanding at Closing to unaffiliated third parties for goods or services purchased by Seller in the ordinary course of business, consistent with past practice, in bona fide arms length transactions.

“Net Asset Floor” shall mean $10,327,000 less checks outstanding at Closing to unaffiliated third parties for goods or services purchased by Seller in the ordinary course of business, consistent with past practice, in bona fide arms length transactions.

“Obsolete Inventory” shall mean, as of the Closing Date, (i) Seller’s obsolete finished goods, raw materials, work in progress and inventoriable supplies calculated in accordance with Seller’s past practices, including those as of the Seller Balance Sheet Date listed on Schedule 1.5 attached hereto (net of dispositions in the ordinary course of business), and (ii) any and all rights of Seller to the warranties received from its suppliers with respect to such inventory and related claims, credits, and rights of recovery and set-off with respect thereto.

“Occurrence” shall have the meaning set forth in Section 3.33(b).

“Other Pension Plans” shall have the meaning set forth in Section 3.24(c).

“Outstanding Amount” shall have the meaning set forth in Section 6.5.

“P&F” shall mean P&F Industries, Inc., a Delaware corporation.

“Parent Company” shall mean an entity, other than P&F, that, directly or indirectly, either (i) owns 50% or more of the fully diluted equity interests of Purchaser, (ii) has the power to vote 50% or more of the equity interests having ordinary voting power for the election of directors (or the individuals performing similar functions) of Purchaser or (iii) has the power to direct or cause the direction of the management and policies of Purchaser by contract or otherwise.

“Pension Plans” shall have the meaning set forth in Section 3.24(b).

“Permits” shall mean all permits, licenses, orders, franchises, certificates, registrations and approvals.

“Permitted Indebtedness” shall have the meaning set forth in Section 2.2.5.4(c).

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:  (i) Liens for Taxes, assessments, and governmental charges or levies not yet due and payable and which are being contested in good faith; (ii) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not yet due; and (iii) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and, in each case, which do not, and would not reasonably be expected to, individually or in the aggregate, materially adversely affect the value of or the continued use of, the Assets in the same or similar manner as such are currently being used by, or materially impairs the operations of, Seller (and with respect to Purchaser, the Purchaser Assets in the same or similar manner as such are currently being used by, or materially impairs the operations of, Purchaser).

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, including any agency, division, subdivision, audit group or procuring office of a government, whether domestic or foreign, national, state or local.

“PNC” shall mean PNC Bank, National Association.

“PNC Credit Agreement” shall mean that certain Revolving Credit, Term Loan and Security Agreement of even date between Purchaser and PNC, as lender and agent, or any successor or replacement credit facility entered into by Purchaser on prevailing market terms and in an amount not to exceed the aggregate outstanding amounts plus the then-current unused availability under the PNC Credit Agreement as of the time such credit facility is entered into.

“Product Liability Lawsuits” shall have the meaning set forth in Section 3.33(a)(i).

“Products” shall have the meaning set forth in Section 3.33(a)(i).

“PSP” shall have the meaning set forth in Section 4.2.

“PSP Division” shall have the meaning set forth in Section 4.6(a)(i).

“PSP A Note” means that certain Promissory Note of even date made payable by the Purchaser to the order of PSP in the original principal amount set forth therein.

“PSP B Note” means that certain Promissory Note of even date made payable by the Purchaser to the order of PSP in the original principal amount set forth therein.

‘PSP Notes” means the PSP A Note and the PSP B Note.

“Purchase Price” shall have the meaning set forth in Section 2.2.1.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Assets” means the assets of the Woodmark Division and PSP Division acquired by Purchaser pursuant to the Contribution Agreement.

“Purchaser Business” means the business conducted by the Woodmark Division and PSP Division immediately prior to the execution and delivery of the Contribution Agreement.

“Purchaser EBITDA” shall mean the EBITDA of Purchaser for any period, adjusted as follows:  (i) Purchaser EBITDA shall be computed without regard to “extraordinary items” of gain or loss as that term is defined in GAAP; (ii) Purchaser EBITDA shall not include extraordinary SG&A expenses unless consented to by Seller, which consent shall not be unreasonably withheld or delayed (and shall not include any profits related thereto or associated therewith) incurred by Purchaser during the First Earn-Out Period or the Second Earn-Out Period which are inconsistent with the conduct of the business established during the first two years of the Contingency Period; (iii) Purchaser EBITDA shall not include any revenue, profit or loss from extraordinary sales of goods or services by Purchaser; (iv) Purchaser EBITDA shall not include all startup operating expenditures and profits related to or associated with Purchaser establishing any new facility during either the First Earn-Out Period or the Second Earn-Out Period, as applicable unless consented to by Seller, which consent shall not be unreasonably withheld or delayed; (v) Purchaser EBITDA shall be computed consistently in the same manner in which it is computed as of the Closing Date regardless of any changes in applicable law or accounting practices; and (vi) Purchaser EBITDA shall not include any gains, losses or profits realized from goods or services sold by Purchaser to its Affiliates or vice versa; provided, however, that notwithstanding any provision of this Agreement, Seller acknowledges and agrees that there shall be no restriction or limitation upon Purchaser’s ability to enter into arm’s-length commercial transactions of any nature or magnitude with its Affiliates, and Purchaser may, but shall not be obligated to, enter into any such transactions in its sole and absolute discretion which shall be final, conclusive and binding.

“Purchaser Financial Statements” shall have the meaning set forth in Section 4.6(a)

“Purchaser Fixed Assets” shall mean, with respect to the Purchaser Assets, (i) all machinery, equipment, tools, supplies, office equipment, vehicles, forklifts, racking storage, furniture and fixtures (including all such items as set forth on the Division Balance Sheet, with additions thereto (net of dispositions in the ordinary course of business)), (ii) all the replacements for any of the foregoing owned or leased by Purchaser, (iii) any rights of Purchaser to the warranties and licenses received from manufacturers and sellers of the aforesaid items, and (iv) any related claims, credits, and rights of recovery and set-off with respect thereto.

“Purchaser General Maximum Limitation” shall mean:  (i) during the period commencing on the Closing Date and ending on the date immediately preceding the first anniversary of the Closing Date, Two Million ($2,000,000) Dollars, (ii) during the period commencing on the first anniversary of the Closing Date and ending on the date immediately preceding the second anniversary of the Closing Date, One Million Five Hundred Thousand ($1,500,000) Dollars, and (iii) on and after the third anniversary of the Closing Date, One Million ($1,000,000) Dollars;

“Purchaser Intellectual Property” shall have the meaning set forth in Section 4.10.

“Purchaser Inventory” shall mean those items described on Schedule 4.12(a) attached hereto.

“Purchaser Knowledge Group” shall have the meaning set forth in Section 8.7.

“Purchaser Obsolete Inventory” shall mean (i) all of the finished goods, raw materials, work in progress and inventoriable supplies listed on Schedule 4.12(b) attached hereto, and (ii) any and all rights of Purchaser to the warranties received from its suppliers with respect to such inventory and related claims, credits, and rights of recovery and set-off with respect thereto.

“Purchaser Trigger Three Year Contingent Consideration” shall mean (i) the product obtained by multiplying (A) the Adjusted EBITDA for the First Earn-Out Period, by (B) five and five tenths (5.5), (ii) subtracting from such product Total Indebtedness as of the last day of the First Earn-Out Period, and (iii) adding to such product any (A) Cash Dividends made during the period commencing on the Closing Date and terminating on the last day of the First Earn-Out Period and (B) Purchaser’s Cash as of the last day of the First Earn-Out Period and (iv) multiplying the amount resulting from the calculations set forth in sub-clauses (i) through (iii), inclusive, of this definition by forty-two one hundredths (.42).

“Rebates” shall mean rebates, credits and allowances.

“Record Date” shall have the meaning set forth in Section 6.5.

“Retained Liabilities” shall have the meaning set forth in Section 2.3.1.

“Retrofits” shall have the meaning set forth in Section 3.33(a)(iii).

“Sale Period” shall have the meaning set forth in Section 2.2.5.3(a).

“Second Earn-Out Period” shall mean the period commencing on the Three Year Anniversary Date and ending on the date immediately preceding the Four Year Anniversary Date.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Balance Sheet” shall have the meaning set forth in Section 3.7(a).

“Seller Balance Sheet Date” shall have the meaning set forth in Section 3.7(a).

“Seller Financial Statements” shall have the meaning set forth in Section 3.6(a).

“Seller General Maximum Limitation” shall mean:  as of the day any indemnification payment is due and payable under Article VII (whether by offset, withholding, deduction or otherwise) (1) provided a Change in Control Transaction has not been consummated:  (i) the aggregate amount of:  (A) an amount equal to all amounts payable, whether or not due, under the Seller Note, including the aggregate amount of principal and interest outstanding, as of the date a final, binding and non-appealable order of a court of competent jurisdiction is rendered relative to each Claim with respect to which the Seller General Maximum Limitation is being calculated (in each instance, the “Judgment Date”), (B) an amount equal to all amounts payable, whether or not due, under the Visador Management Agreement, to Visador as of the applicable Judgment Date, (C) an amount equal to Five Million ($5,000,000) Dollars during the period commencing on the Closing Date and ending on the date immediately preceding the first anniversary of the Closing Date, which amount shall be reduced to Three Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three ($3,333,333) Dollars during the period commencing on the first anniversary of the Closing Date and ending on the date immediately preceding the second anniversary of the Closing Date, and which amount shall be reduced to One Million Six Hundred Sixty-Six Thousand Six Hundred Sixty-Seven ($1,666,667) Dollars on and after the second anniversary of the Closing Date, and (D) an amount equal to any purchase price adjustment pursuant to Section 2.2.2.3; and (2) in the event that a Change in Control Transaction has been consummated:  in the event of any escrow agreed to by Purchaser for the benefit of a third party in such Change in Control Transaction, Seller’s Portion of any such escrow, provided that Seller’s Portion shall not exceed the lesser of (i) ten (10%) percent of the Change in Control Consideration received by Seller and (ii) Seven Hundred Fifty Thousand ($750,000) Dollars (in each case, the “Seller Holdback”).

“Seller Holdback” shall have the meaning set forth in the definition of “Seller General Maximum Limitation.”

“Seller Knowledge Group” shall have the meaning set forth in Section 8.7.

“Seller Note” shall have the meaning set forth in Section 2.2.4(a)(ii).

“Seller Trigger Three Year Contingent Consideration” shall mean (i) the product obtained by multiplying (A) the Adjusted EBITDA for the First Earn-Out Period, by (B)(1) four (4.0), in the event the Adjusted EBITDA for the First Earn-Out Period is Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) or less, (2) four and twenty-five one hundredths (4.25), in the event the Adjusted EBITDA for the First Earn-Out Period is greater than Two

Million Two Hundred Fifty Thousand Dollars ($2,250,000) and less than Three Million Fifty-Eight Thousand Dollars ($3,058,000) or (3) four and five tenths (4.5), in the event Adjusted EBITDA for the First Earn-Out Period is equal to or greater than Three Million Fifty-Eight Thousand Dollars ($3,058,000), (ii) subtracting from such product Total Indebtedness as of the last day of the First Earn-Out Period, and (iii) adding to such product any (A) Cash Dividends made during the period commencing on the Closing Date and terminating on the last day of the First Earn-Out Period and (B) Purchaser’s Cash as of the last day of the First Earn-Out Period and (iv) multiplying the amount resulting from the calculations set forth in sub-clauses (i) through (iii), inclusive, of this definition by forty-two one hundredths (.42).

“Seller’s Portion” shall mean forty-two (42%) percent, payable in kind in the same proportion received by Purchaser and/or Purchaser’s direct or indirect equityholders.

“Subordination Agreement” shall have the meaning set forth in Section 5.1(n).

“Subsidiary” shall mean each corporation, partnership, limited liability company and other business entity controlled by a Person.  (As used herein, “controlled by” means (i) the ownership of not less than fifty (50%) percent of the voting securities or other interests of a corporation, partnership, limited liability company or other business entity, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a corporation, partnership, limited liability company or other business entity, whether through ownership of voting shares, by contract or otherwise).

“Survival Termination Date” shall mean, (A) in the event that a Change in Control Transaction is not consummated, the latter of:  (i) in the event that Seller Trigger Three Year Contingent Consideration is due and payable to Seller pursuant to the provisions of Section 2.2.5.1 of this Agreement, the date the payment Seller Trigger Three Year Contingent Consideration is due and payable to Seller pursuant to the provisions of Section 2.2.5.1 of this Agreement, (ii) in the event that Purchaser Trigger Three Year Contingent Consideration is due and payable to Seller pursuant to the provisions of Section 2.2.5.1 of this Agreement, the date the Purchaser Trigger Three Year Contingent Consideration is due and payable to Seller pursuant to the provisions of Section 2.2.5.1 of this Agreement, (iii) in the event that no Four Year Contingent Consideration is due and payable to Seller pursuant to the provisions of Section 2.2.5.2 (b) of this Agreement, the date the Four Year Contingent Consideration Report is delivered to Seller pursuant to the provisions of Section 2.2.5.2 (b) of this Agreement, (iv) in the event that Four Year Contingent Consideration is due and payable to Seller pursuant to the provisions of Section 2.2.5.2 of this Agreement, the date the Four Year Contingent Consideration is due and payable to Seller pursuant to the provisions of Section 2.2.5.2 of this Agreement, or (v) in the event that any Termination Proceeds are due and payable to Seller pursuant to the provisions of Section 2.2.5.3 of this Agreement, the date the Termination Proceeds are due and payable to Seller pursuant to the provisions of Section 2.2.5.3 of this Agreement, or (B) subject to the provisions of Section 7.4(b) of this Agreement, in the event that a Change in Control Transaction is consummated, (i) if such Change of Control Transaction is consummated prior to the Three Year Anniversary Date, the earlier of (a) twelve months after the closing date of the Change in Control Transaction or (b) the Three Year Anniversary Date and (ii) if such Change of Control Transaction is consummated on or after the Three Year Anniversary Date, the closing date of the Change of Control Transaction.

“Taxes” shall mean all federal, state, local and foreign taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any governmental body, which taxes shall include all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, utility taxes, excise taxes, franchise taxes, capital stock taxes, gross receipts taxes, occupation taxes, real and personal property taxes, value added taxes, stamp taxes, transfer taxes, gains taxes, worker’s compensation taxes and other obligations of the same or a similar nature, whether arising before, on or after the Closing Date.

“Termination Date” shall have the meaning set forth in Section 6.4.

“Termination Proceeds” shall mean all cash and securities actually received by Purchaser or its member(s) directly on account of any Termination Transaction or Change In Control Transaction upon the consummation thereof, less any and all Transaction Fees and all liabilities and obligations of Purchaser not assumed by the buyer in such Termination Transaction or Change in Control Transaction.  In the event of a Change in Control Transaction that includes entities or assets in addition to, or in lieu of, the assets or equity of Purchaser, the Termination Proceeds shall be deemed to be the imputed value of Purchaser in such Change in Control Transaction.

“Termination Transaction” shall mean, except for a Non-Qualifying Transaction, whether or not in connection with a Liquidation, the sale of substantially all of the assets, sale of all outstanding equity securities, merger or consolidation of Purchaser in accordance with Section 2.2.5.3.

“Texas Sublease” shall mean that certain Sublease Agreement, of even date herewith, between Seller, as sublessor, and Purchaser, as sublessee, with respect to the premises known as “Building 6” within Arlington Industrial Park, Arlington, Texas.

“Three Year Acceptance Notice” shall mean written notice from Seller to Purchaser in, or substantially in, the form of Exhibit E attached hereto and made a part hereof.

“Three Year Anniversary Date” shall mean the third anniversary of the Closing Date.

“Three Year Dispute Notice” shall mean written notice from Seller to Purchaser in, or substantially in, the form of Exhibit F attached hereto and made a part hereof.

“Three Year Financial Report” shall mean (i) Purchaser’s financial statements, including at least a statement of operations, balance sheet and notes thereto (prepared in accordance with GAAP applied in the same manner in which it is applied by Purchaser as of the Closing Date notwithstanding any changes in applicable law or accounting practices) for the First Earn-Out Period (with such other information as Purchaser may determine its sole and absolute discretion which shall be final, conclusive and binding), and (ii) a written report of Purchaser’s calculation of the Seller Trigger Three Year Contingent Consideration, the Purchaser Trigger Three Year Contingent Consideration, and the details thereof.

“Three Year Option Date” shall mean 5:00 p.m., local New York time, on a date that is not more than sixty (60) days following Seller’s receipt of the Three Year Financial Report;

provided, however, that, in the event of a Three Year Dispute Notice being sent pursuant to Section 2.2.5.1(a)(iii) of this Agreement, for purposes of Section 2.2.5.1(d) or Section 2.2.5.1(g) of this Agreement, “Three Year Option Date” shall mean a date that is thirty (30) days following Purchaser’s receipt of the Independent Accountant’s written determination pursuant to Section 2.2.3 of this Agreement.

“Three Year Rejection Notice” shall mean written notice from Seller to Purchaser in, or substantially in, the form of Exhibit G attached hereto and made a part hereof.

“Total Indebtedness” shall mean the Indebtedness of the Purchaser (including any Subsidiaries).

“Transaction Fees” shall mean (i) all Losses reasonably incurred by Purchaser, its member(s) and its and their Affiliates, directly or indirectly, in any way relating to (A) a Termination Transaction, and/or (B) all efforts, including Actions, commenced by or on behalf of such Persons to enforce any rights against the buyer, other counter-party or third party relative to any Termination Transaction, including, with respect to the collection of Termination Proceeds, Deferred Proceeds and/or any Losses incurred by Purchaser its member(s) or its or their Affiliates; (ii) all break-up fees, topping fees and similar fees paid or payable by Purchaser with respect to a Termination Transaction (iii) all Losses incurred by any Person, other than Purchaser, its member(s) or its or their Affiliates, which Purchaser, its member (s) or its or their Affiliates pays, are required or agree to pay, and (iv) all Losses incurred by Purchaser, its member(s) or its or their Affiliates which as of the date any payment to Seller would otherwise be due is unpaid by such Person; without limiting the generality of the foregoing, Transaction Fees shall include any of the above described amounts relative to every Termination Transaction, whether consummated or not.

“Transferred Employee” shall have the meaning set forth in Section 6.4(a).

“Unaudited Seller Financial Statements” shall have the meaning set forth in Section 3.6(a)(ii).

“Undrawn Availability” shall have the meaning ascribed to such term in the PNC Credit Agreement.

 “Virginia Sublease” shall mean that certain Sublease Agreement, of even date herewith, between Purchaser, as sublessor, and Visador, as sublessee, with respect to the premises known as 320 Johnston Road, Marion, Virginia, 24354.

“Visador” shall mean Visador Holding Corporation.

“Visador Consulting Agreement” shall have the meaning set forth in Section 5.1(f).

“Visador Management Agreement” shall have the meaning set forth in Section 5.1(g).

“W.A.R.N.”  shall mean the Worker Adjustment and Retraining Notification Act, as codified at 29 U.S.C., §§ 2101-2109, and the regulations promulgated thereunder.

“W.A.R.N.  Liabilities” shall have the meaning set forth in Section 6.4(d).

“Welfare Plans” shall have the meaning set forth in Section 3.24(d).

“Woodmark” shall have the meaning set forth in Section 4.2.

“Woodmark Division” shall have the meaning set forth in Section 4.6(a)(i).

“Woodmark A Note” means that certain Promissory Note of even date made payable by Purchaser to Woodmark in the original principal amount set forth therein.

“Woodmark B Note” means that certain Promissory Note of even date made payable by Purchaser to Woodmark in the original principal amount set forth therein.

“Woodmark Notes” means the Woodmark A Note and the Woodmark B Note.

ARTICLE II
PURCHASE AND SALE

2.1                               Purchase and Sale of Assets.  Upon and subject to the terms and conditions of this Agreement, Seller hereby grants, sells, conveys, assigns, transfers and delivers to Purchaser, and Purchaser hereby purchases and accepts from Seller, for the Purchase Price and in reliance on the representations, warranties and covenants of Seller contained herein, all of the right, title and interest of Seller in and to all of Seller’s assets, properties and rights (other than the Excluded Assets), wherever located (collectively, the “Assets”), free and clear of all Liens other than Permitted Liens.

2.1.1                     Included Assets.  The Assets shall include all of the right, title and interest of Seller in and to the following assets, properties and rights as of the Closing Date (but excluding the Excluded Assets):

(a)                                  all Accounts;

(b)                                 all Inventory and Obsolete Inventory;

(c)                                  all prepaid expenses;

(d)                                 all security deposits;

(e)                                  all Fixed Assets, including the Fixed Assets set forth on Schedule 3.17 attached hereto;

(f)                                    all rights of Seller under Contracts (such Contracts collectively, the “Assigned Contracts”), including the Contracts listed and described on Schedule 3.16 attached hereto;

(g)                                 all Intellectual Property, including the Intellectual Property set forth on Schedule 3.11(a) attached hereto;

(h)                                 all Intangible Assets, including the Intangible Assets set forth on Schedule 3.11(b) attached hereto;

(i)                                     all rights of Seller under all Permits, including the Permits set forth on Schedule 3.20(a) attached hereto;

(j)                                     all Certifications, including the Certifications set forth on Schedule 3.20(b) attached hereto;

(k)                                  all of Seller’s documents, files, records, lists and correspondence, wherever located, and in whatever medium, whether hard copy, electronic or otherwise, including all of Seller’s purchase, marketing and sales records, customer and supplier records and lists, customer data, production records, pricing and cost information, manuals, business and marketing plans and proposals, trade secrets, and any confidential information (whether such confidential information has been reduced to writing or is in electronic format or otherwise);

(l)                                     all of Seller’s rights and choses in action, including all rights under express or implied warranties from suppliers and vendors and all rights to receive insurance proceeds;

(m)                               all technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals and other know-how;

(n)                                 all of Seller’s goodwill associated with the Business;

(o)                                 all of Seller’s Books and Records; and

(p)                                 all other tangible and intangible assets, properties and rights of Seller.

2.1.2                     Excluded Assets.  Notwithstanding the foregoing, the Assets shall not include any of the following assets, properties or rights (the “Excluded Assets”):

(a)                                  Seller’s cash and cash equivalents;

(b)                                 Seller’s rights under this Agreement and the Additional Transaction Documents;

(c)                                  Seller’s minute books, organizational documents and tax returns;

(d)                                 Seller’s Books and Records relating exclusively to any Excluded Asset or Retained Liability;

(e)                                  Seller’s rights and choses in action relating exclusively to any Excluded Asset or Retained Liability; and

(f)                                    Seller’s right to receive any income Tax refunds.

2.1.3                     Third Party Consents.  To the extent that Seller’s rights under any Contract, Permit or other Asset to be assigned to Purchaser hereunder may not be assigned without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use commercially reasonable efforts to obtain any such required consent(s) as promptly as possible.  If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights in and to the Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Asset, shall, at Purchaser’s request, without charge, cooperate with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser.  Nothing in this Section shall limit or affect the representations contained in Section 3.4.

2.2                               Purchase Price.

2.2.1                     Purchase Price.  The purchase price for the Assets (the “Purchase Price”) shall be (subject to adjustment as provided in Section 2.2.2 of this Agreement):

(a)                                  Eight Million Five Hundred Thousand ($8,500,000) Dollars;

(b)                                 the Contingent Consideration, Termination Proceeds and Deferred Proceeds, as applicable; and

(c)                                  Purchaser’s assumption of the Assumed Payables to the extent provided in Section 2.3 of this Agreement.

2.2.2                     Inventory; Closing Report; Purchase Price Adjustment.

2.2.2.1                     Inventory.  A physical count of the Inventory will be taken no later than June 30, 2009, and rolled back to the Closing Date in a manner consistent with Seller’s past practices (the “Inventory Count”).

2.2.2.2                     Closing Statement.  A statement (the “Closing Statement”) shall be prepared by Purchaser with, if requested by Purchaser, the assistance of Seller, based upon the results of the Inventory Count and the Books and Records of Seller as of the date of this Agreement on a stand-alone basis (i.e., with out giving effect to the consummation of the transactions contemplated by this Agreement).  The Closing Statement shall be prepared in accordance with GAAP, and on a basis consistent with the preparation of the Seller Balance Sheet, including giving effect to reasonable allowances for bad debt, inventory shrinkage and obsolescence, and reasonable reserves for vacation pay, warranty, and customer returns, allowances and rebates.  Purchaser shall deliver to Seller the Closing Statement no later than forty-five (45) days after the date of this Agreement.  Any dispute between Purchaser and Seller with regard to the Closing Statement shall be resolved pursuant to the provisions of Section 2.2.3.  The Closing Statement shall set forth, as of the Closing Date, in reasonable detail, an itemized calculation of the Closing Net Assets of Seller.

2.2.2.3                     Purchase Price Adjustment.  When the Closing Net Assets of Seller are finally determined (including pursuant to Section 2.2.3, if applicable), the Purchase Price will be adjusted in the following manner:

(a)                                  If the Closing Net Assets of Seller are greater than the Net Asset Ceiling, the Purchase Price will be increased by an amount equal to such excess and Purchaser shall pay to Seller such excess, if any, in accordance with Section 2.2.4 of this Agreement.

(b)                                 If the Closing Net Assets of Seller are less than the Net Asset Floor, the Purchase Price will be decreased by an amount equal to such difference, and Seller shall pay to Purchaser such amount in accordance with Section 2.2.4.

2.2.3                     Disputes.  In the event that Seller disputes the Closing Statement in any respect, Seller shall so notify Purchaser within thirty (30) days of its receipt of the Closing Statement (which notice shall specify in reasonable detail the disputed items).  If the parties are unable to resolve such dispute within thirty (30) days thereafter, the items that remain in dispute (the “Disputed Items”) shall be submitted to an independent accounting firm that is mutually acceptable to Purchaser and Seller (the “Independent Accountant”) for determination.  In the event that the parties do not agree upon an Independent Accountant within fifteen (15) days of the date on which an Independent Accountant is initially proposed by one party to the other, the parties shall submit the matter to the American Arbitration Association for a determination of the Independent Accountant.  In connection with its review, the Independent Accountant shall (i) have the right to undertake such procedures as it may deem appropriate and examine all work papers utilized in connection with the preparation of the Closing Statement, and (ii) only make a determination as to the Disputed Items.  The decision of the Independent Accountant as to the Disputed Items shall be final, conclusive and binding upon the parties, without any right of further appeal (absent manifest error).  The parties shall cause the Independent Accountant to deliver a written report of its determination under this Section 2.2.3 contemporaneously to each of the parties.  The expense of (A) the Independent Accountant, and (B) the submission to the American Arbitration Association (as set forth in this paragraph) shall be borne by Purchaser, on the one hand, and Seller, on the other hand, in proportion to the relative differences between (x) the final position of the parties prior to submission of the matter to the Independent Accountant and (y) the determination of the Independent Accountant.

2.2.4                     Payment of Purchase Price.  (a) The Purchase Price is being paid to Seller as follows:

(i)                                     Four Million Five Hundred Twenty-Eight Thousand Ninety-Eight and Thirty-Six One Hundredths ($4,528,098.36) Dollars (the “Cash Payment”) is being paid by wire transfer to an account designated in writing by Seller contemporaneously with the execution and delivery of this Agreement;

(ii)                                  Three Million Nine Hundred Seventy-One Thousand Nine Hundred One and Sixty-Four One Hundredths ($3,971,901.64) Dollars shall be paid by Purchaser’s execution and delivery of a promissory note of Purchaser payable to Seller of even date herewith (the “Seller Note”) contemporaneously with the execution and delivery of this Agreement.

(iii)                               the Contingent Consideration shall be paid in accordance with Section 2.2.5; and

(iv)                              an amount equal to the Assumed Payables will be paid by Purchaser’s assumption thereof pursuant to Section 2.3.2 of this Agreement.

(b)                                 The amount payable pursuant to Section 2.2.2 (the “Adjustment Amount”) shall be payable following the final determination of the amount thereof as follows:

(i)                                     In the event that the Adjustment Amount is payable to Purchaser, then Purchaser, at its option, shall be paid such amount by withholding from, offsetting against and deduction of all or any portion of the Adjustment Amount from any amounts otherwise payable by Purchaser under (A) this Agreement and (B) Additional Transaction Documents; provided, however, that Purchaser shall not have the right to withhold from, offset against or deduct any such amounts from any amounts otherwise payable by Purchaser pursuant to or otherwise in connection with the Visador Consulting Agreement, the Texas Sublease or the AGNL Guaranty; or

(ii)                                  In the event that the Adjustment Amount is payable to Seller, then Purchaser shall pay the Adjustment Amount to Seller by check made payable to the order of Seller contemporaneously with any payment due and payable pursuant to Section 2.2.5 of this Agreement.

2.2.5                     Contingent Consideration.

2.2.5.1                     Three Year Contingent Consideration.

(a)                                  Within ninety (90) days following the Three Year Anniversary Date, Purchaser shall deliver to Seller the Three Year Financial Report.  Following Seller’s receipt of the Three Year Financial Report, Seller shall either:

(i)                                     deliver to Purchaser the Three Year Acceptance Notice;

(ii)                                  deliver to Purchaser the Three Year Rejection Notice; or

(iii)                               deliver to Purchaser the Three Year Dispute Notice.

(b)                                 In the event that Purchaser receives the Three Year Acceptance Notice on or before the Three Year Option Date, Purchaser shall pay to Seller the Seller Trigger Three Year Contingent Consideration within thirty (30) days following Purchaser’s receipt of the Three Year Acceptance Notice.

(c)                                  In the event that Purchaser (i) receives the Three Year Rejection Notice on or before the Three Year Option Date, and (ii) does not receive (x) the Three Year Acceptance Notice or (y) Three Year Dispute Notice on or before the Three Year Option Date, Purchaser shall not pay to Seller the Seller Trigger Three Year Contingent Consideration and Seller’s rights thereto shall be automatically terminated without further action on the part of any Person.

(d)                                 In the event that Purchaser receives the Three Year Dispute Notice on or before the Three Year Option Date and (ii) does not receive (x) the Three Year Acceptance Notice, or (y) the Three Year Rejection Notice on or before the Three Year Option Date, Seller and Purchaser shall, during the thirty (30) day period following Purchaser’s receipt of the Three Year Dispute Notice, cooperate with each other to resolve each disputed item set forth in the Three Year Dispute Notice.  To the extent any matter set forth in the Three Year Dispute Notice remains unresolved following the expiration of such thirty (30) day period, all remaining disagreements with respect to the calculation of such Seller Trigger Three Year Contingent Consideration shall be resolved under the procedures set forth in Section 2.2.3 of this Agreement by substituting “Three Year Financial Report” for “Closing Statement”.  The Parties shall cause such dispute to be resolved within ninety (90) days following the initial submission of such dispute to the Independent Accountant pursuant to Section 2.2.3 of this Agreement.

(e)                                  Within thirty (30) days following receipt of the written determination of the Independent Accountant pursuant to Section 2.2.3 of this Agreement with respect to any dispute submitted pursuant to Section 2.2.5.1(d) of this Agreement, Seller shall:

(i)                                     deliver to Purchaser the Three Year Acceptance Notice, whereupon the provisions of Section 2.2.5.1(b) of this Agreement shall apply; or

(ii)                                  deliver to Purchaser the Three Year Rejection Notice, whereupon the provisions of Section 2.2.5.1(c) shall apply.

(f)                                    Seller shall not deliver to Purchaser more than one notice under Section 2.2.5.1(a) or 2.2.5.1(e) of this Agreement.  In the event Purchaser receives on or before the Three Year Option Date more than one notice under Section 2.2.5.1 (a), or no such notice, Seller is hereby deemed to have delivered only a Three Year Rejection Notice (on or before the Three Year Option Date) pursuant to Section 2.2.5.1(c) of this Agreement.  Except to the extent permitted by Section 2.2.5.1 (e) (and assuming only a Three Year Dispute Notice (and no Three Year Acceptance Notice or Three Year Rejection Notice) was received by Purchaser as contemplated by Section 2.2.5.1 (a) prior to the Three Year Option Date), any notice under this Section 2.2.5.1 received by Purchaser following the Three Year Option Date shall be of no effect.

(g)                                 Notwithstanding anything else contained in this Agreement, in the event that Purchaser (i) receives the Three Year Rejection Notice on or before the Three Year Option Date (or Seller is deemed to have delivered the Three Year Rejection Notice on or before the Three Year Option Date pursuant to Section 2.2.5.1(f) of this Agreement), or (ii) does not receive (x) the Three Year Acceptance Notice or (y) Three Year Dispute Notice, in each case on or before the Three Year Option Date, then, (A) if Adjusted EBITDA for the First Earn Out Period is equal to or greater than Three Million Fifty-Eight Thousand ($3,058,000) Dollars (as shown on the Three Year Contingent Consideration Report or as otherwise determined pursuant to Section 2.2.5.1(d) of this Agreement), Purchaser may, in its sole and absolute discretion, which shall be final, conclusive and binding, pay to Seller the Purchaser Trigger Three Year Contingent Consideration and (B) if Adjusted EBITDA for the First Earn Out Period is less than Three Million Fifty-Eight Thousand ($3,058,000) Dollars (as shown on the Three Year Contingent Consideration Report or as otherwise determined pursuant to Section 2.2.5.1(d) of this Agreement), Purchaser may, in its sole and absolute discretion, which shall be final, conclusive and binding, pay to Seller the Purchaser Trigger Three Year Contingent

Consideration as if the Adjusted EBITDA was exactly Three Million Fifty-Eight Thousand ($3,058,000) Dollars.

2.2.5.2                     Four Year Contingent Consideration.

(a)                                  Provided no Seller Trigger Three Year Contingent Consideration has been paid or is due and payable to Seller and Purchaser has not paid to Seller any Purchaser Trigger Three Year Contingent Consideration, in each case pursuant to Section 2.2.5.1 of this Agreement, within ninety (90) days following the Four Year Anniversary Date (the last day of such ninety (90) day period being referred to as the “Four Year Trigger Date”), Purchaser shall deliver to Seller the Four Year Financial Report, and Purchaser may, in its sole and absolute discretion, which shall be final, conclusive and binding, elect to pay to Seller the Four Year Contingent Consideration (such election to be evidenced by Purchaser’s written notice to Seller which shall accompany the Four Year Financial Report); provided, however, that such election shall not be binding upon Purchaser if Seller elects to, or is deemed to have, delivered the Four Year Dispute Notice to Purchaser.  Following Seller’s receipt of the Four Year Financial Report, if Purchaser has elected to pay the Four Year Contingent Consideration, Seller shall either:

(i)                                     deliver to Purchaser the Four Year Acceptance Notice;

(ii)                                  deliver to Purchaser the Four Year Dispute Notice.

(b)                                 Notwithstanding anything else contained in this Agreement, if following the resolution of any dispute pursuant to Section 2.2.5.2(d), or if there is no such dispute, the Four Year Financial Report reflects that the Four Year Contingent Consideration is $0 or a negative number, Seller shall not be entitled to any Four Year Contingent Consideration, Termination Proceeds or Deferred Proceeds or other payments under Section 2.2.5 and Purchaser shall have no further obligations under such section.

(c)                                  In the event that Purchaser receives the Four Year Acceptance Notice on or before the Four Year Option Date, Purchaser shall pay to Seller the Four Year Contingent Consideration within thirty (30) days following Purchaser’s receipt of the Four Year Acceptance Notice.

(d)                                 In the event that Purchaser (i) receives the Four Year Dispute Notice on or before the Four Year Option Date and does not receive the Four Year Acceptance Notice on or before the Four Year Option Date, Seller and Purchaser shall during the thirty (30) day period following Purchaser’s receipt of the Four Year Dispute Notice cooperate with each other to resolve each disputed item set forth in the Four Year Dispute Notice.  To the extent any matter set forth in the Four Year Dispute Notice remains unresolved following the expiration of such thirty (30) day period, all remaining disagreements with respect to the calculation of such Four Year Contingent Consideration shall be resolved under the procedures set forth in Section 2.2.3 of this Agreement by substituting “Four Year Contingent Consideration Report” for “Closing Statement”.  The Parties shall cause such dispute to be resolved within ninety (90) days following the initial submission of such dispute to the Independent Accountant pursuant to Section 2.2.3 of this Agreement.

(e)                                  Within thirty (30) days following receipt of the written determination of the Independent Accountant pursuant to Section 2.2.3 of this Agreement with respect to any dispute submitted pursuant to Section 2.2.5.2(d) of this Agreement, Purchaser may in its sole and absolute discretion, which shall be final, conclusive and binding:

(i)                                     deliver to Seller the Four Year Mandatory Acceptance Notice, together with payment to Seller of the Four Year Contingent Consideration (calculated using the amount finally determined by the Independent Account pursuant to Section 2.3 of this Agreement with respect to the matters submitted pursuant to Section 2.2.5.2 (d) of this Agreement); or

(ii)                                  deliver to Seller the Four Year Mandatory Rejection Notice and Purchaser shall not pay to Seller the Four Year Contingent Consideration and Seller’s rights thereto shall be automatically terminated without further action on the part of any Person.

(f)                                    Seller shall not deliver to Purchaser more than one notice under Section 2.2.5.2(a) of this Agreement.  In the event Purchaser receives prior to the Four Year Option Date more than one such notice or no such notice, Seller is hereby deemed to have delivered only a Four Year Acceptance Notice pursuant to Section 2.2.5.2(a)(i) of this Agreement.  Any notice under this Section 2.2.5.2 received by Purchaser following the Four Year Option Date shall be of no effect.

2.2.5.3                     Termination Transaction.

(a)                                  In the event that (i) Purchaser has not received the Three Year Acceptance Notice on or before the Three Year Option Date, (ii) Purchaser is not obligated to pay the Purchaser Trigger Contingent Consideration pursuant to Section 2.2.5.1 of this Agreement, (iii) Purchaser is not obligated to pay the Four Year Contingent Consideration pursuant to 2.2.5.2 of this Agreement, and (iv) a Change of Control Transaction has not been consummated, Purchaser shall (during the one (1) year period commencing on the day immediately following the Four Year Trigger Date (the “Sale Period”)) use its commercially reasonable efforts to consummate a Termination Transaction, or cause a Termination Transaction to be consummated, as soon as reasonably practicable, following the Four Year Option Date.  The parties hereby agree that (A) as soon as reasonably practicable following the Four Year Option Date, Purchaser shall notify Seller of the proposed investment bank (the “Investment Bank”) selected by Purchaser to conduct the sale process (which Investment Bank shall be reasonably acceptable to Seller (it being understood and agreed by Seller that Purchaser need not select an Investment Bank unless and until Purchaser has received from Seller Seller’s written notice indicating such Investment Bank is acceptable to Seller, which notice of acceptance shall not be unreasonably withheld or delayed following Purchaser’s request therefor)); (B) Seller shall have access to, and shall have the ability to ask questions about the sale process of, Purchaser and, if applicable, the Investment Bank, provided that an officer of Purchaser, designated by the Board of Directors of P&F is present during each such opportunity; (C) Purchaser shall provide Seller with copies of all marketing materials created by Purchaser or the Investment Bank and used in the sale process and information on the terms and conditions of all bids submitted for Purchaser; and (D) Seller shall, upon its request, be kept advised by Purchaser regarding the timing, structure, pricing, contingencies and other material terms and conditions of the Termination Transaction; provided, however, that the timing, structure, pricing, contingencies and all other terms and conditions of the (and whether or not to consummate any) Termination Transaction shall be determined by Purchaser, in its sole and absolute discretion, which shall be final, conclusive and binding.

(b)                                 Contemporaneously with the consummation of a Termination Transaction, if any, Purchaser shall pay to Seller Seller’s Portion of any Termination Proceeds.

(c)                                  Following the consummation of a Termination Transaction, Purchaser shall pay to Seller Seller’s Portion of any Deferred Proceeds within ten (10) days following Purchaser’s receipt thereof.

(d)                                 Without limiting the generality of anything contained in this Agreement, nothing in this Agreement shall require Purchaser to consummate a Termination Transaction, or cause a Termination Transaction to be consummated (and, accordingly, Purchaser shall have no obligations under any of the provisions of this Section 2.2.5.3(a) through (e), inclusive), in the event such Termination Transaction, in Purchaser’s sole and absolute discretion, which shall be final, conclusive and binding, would result in the aggregate of Termination Proceeds and Deferred Proceeds constituting a negative amount.

(e)                                  If no Termination Transaction has been consummated prior to the end of the Sale Period, Purchaser shall, as soon as practicable and in accordance with law and Purchaser’s Operating Agreement, commence the dissolution and winding up of Purchaser’s business (including distributions to, or making reasonable provision for distributions to, all creditors of Purchaser) (a “Liquidation”).  In such event, upon consummation of any such Termination Transaction, Purchaser shall pay to Seller Seller’s Portion of any Termination Proceeds and within ten (10) days following receipt of any Deferred Proceeds, Purchaser shall pay Seller Seller’s Portion of any Deferred Proceeds.

2.2.5.4                     Conduct of Business During Contingency Period.

During the Contingency Period, Purchaser shall not, without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed:

(a)                                  Engage in any business other than the Business and the Purchaser Business, and any business ancillary or related, or necessary or advisable with respect, thereto;

(b)                                 Except in connection with a Change in Control Transaction, a Non-Qualifying Transaction in which Purchaser is not a direct party, a Termination Transaction, a Liquidation or a Liquidation Event:  (i) sell, lease, transfer or otherwise dispose of any of Purchaser’s properties or assets, other than (A) sales or dispositions of inventory in the ordinary course of business and (B) sales or dispositions of non-inventory assets not to exceed $100,000 in any one sale or disposition (or series of related sales or dispositions) or $150,000 in the aggregate for any calendar year; or, (ii) except (A) to the extent of a Non-Qualifying Transaction or (B) for short-term deposit accounts maintained in the ordinary course of business, direct obligations of the United States or any agency thereof, certificates of time deposits in commercial banks of recognized standing, commercial paper issued by a domestic corporation with a rating by Moody’s Investor Service, Inc.  of at least “P-1” or by Standard & Poor’s Corporation of at least “A-1”, purchase or acquire obligations or equity interests of, or any other interest in, any Person, or make other any investments (including investments in Xiamen Wei Yu Wood Products Co., Ltd or Quanzhou Yoddex Building Material Co., other than ordinary course transactions with such entities);

(c)                                  Create, incur or assume any Indebtedness to the extent that the principal amount thereof outstanding on any date is in excess of One Hundred Thousand ($100,000) Dollars (other than (i) Indebtedness pursuant to the PNC Credit Agreement or (ii) current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices of Purchaser (collectively “Permitted Indebtedness)); materially modify the terms of any existing Indebtedness of Purchaser (it being acknowledged and agreed that no such modification shall be deemed material to the extent that the principal amount of Indebtedness outstanding on any date other than Permitted Indebtedness is One Hundred Thousand ($100,000) Dollars or less); or take any actions or permit Purchaser to omit to take any actions with respect to any of Purchaser’s Indebtedness (other than Permitted Indebtedness) if such action (or failure to act) would result in a default by Purchaser under the terms of such Indebtedness, except to the extent such Indebtedness is being contested in good faith or valid Purchaser has valid claims against the Person to whom such Indebtedness is owed, or where such payment is prohibited or restricted by law;

(d)                                 Enter into any one or more Financing Leases in any calendar year in an aggregate amount in excess of One Hundred Thousand ($100,000) Dollars;

(e)                                  Contract for, purchase, or make any expenditure or commitments for, Capital Expenditures in any calendar year in an aggregate amount in excess of Five Hundred Thousand ($500,000) Dollars;

(f)                                    Pay or make any Cash Dividend on any membership interest of Purchaser or apply any of its funds, property or assets to the purchase, redemption or other retirement of any membership interest of Purchaser, or of any options to purchase or acquire any such membership interest of Purchaser;

(g)                                 Enter into any transaction with any Affiliate of Purchaser, except transactions described on Schedule 2.2.5.4 or any transaction disclosed to Seller that is entered into in the ordinary course of business, on an arm’s length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate of Purchaser; or

(h)                                 Change Purchaser’s fiscal year or make any material change (i) in accounting treatment and reporting practices except as required or permitted by GAAP or (ii) tax reporting treatment except as required or permitted by law.

2.2.5.5                     Information as to Purchaser

During the Contingency Period, Purchaser shall

(a)                                  Furnish Seller with a copy of any financial information (including any accompanying management discussion and analysis required to be delivered to PNC) furnished by Purchaser to PNC under Sections 9.7, 9.8, 9.9 and 9.10 of the PNC Credit Agreement,

contemporaneously as such are furnished to PNC; provided, that in no event shall Seller receive any less financial information than that which Purchaser is obligated to deliver to PNC pursuant to Sections 9.7, 9.8, 9.9 and 9.10 of the PNC Credit Agreement as in effect on the date hereof;

(b)                                 Furnish Seller with copies of any written notice required or permitted to be given by Purchaser to PNC under the PNC Agreement, which notice shall be delivered to Seller contemporaneously with delivery of such of notice to PNC; provided, that in no event shall Seller receive any less notice than that which Purchaser is obligated to deliver to PNC pursuant to the PNC Credit Agreement as in effect on the date hereof;

(c)                                  Furnish Seller with prompt written notice of any Liquidation Event occurring with respect to the Purchaser;

(d)                                 Allow one representative designated by Seller to attend as an observer at (i) all meetings of the Managers of Purchaser and (ii) at no less than two (2) regular monthly financial review meetings (in which the Managers and certain executive and financial officers and employees of Purchaser participate) during each fiscal year, in each case with such representative being entitled to receive notice of such meetings and an opportunity to review any related materials furnished to the Managers to the same extent and in the same manner as the Managers, provided that such representative has previously executed and delivered to Purchaser a Restrictive Covenant Agreement in, or substantially in, the form attached hereto as Exhibit H; and

(e)                                  At all reasonable times and upon reasonable notice from Seller to Purchaser, provide Seller with full access to and the right to inspect and make abstracts and copies (all at Seller’s sole cost and expense) from Purchaser’s books, records, audits, correspondence and all other papers relating to Purchaser and the operation of its business, provided that Purchaser shall have no obligation under this Section 2.2.5.5(g) to the extent compliance would or does constitute a waiver, or impairment, of the attorney-client privilege or which is otherwise restricted by law or an agreement of confidentiality.

2.2.5.6                     Change in Control.  (a)  Contemporaneously with the consummation of a Change in Control Transaction, if any, Purchaser shall pay to Seller Seller’s Portion of any Termination Proceeds.

(b)                                 Following the consummation of a Change in Control Transaction, Purchaser shall pay to Seller Seller’s Portion of any Deferred Proceeds within ten (10) days following Purchaser’s receipt thereof.

(c)                                  Upon the consummation of a Change in Control Transaction Purchaser shall have no liability or obligation to Seller under Section 2.2.5 of this Agreement except as set forth in Sections 2.2.5.6(a) and 2.2.5.6(b).

2.2.5.7                     Satisfaction of Obligations.  Upon payment in full by Purchaser to Seller of the Contingent Consideration or Termination Proceeds, as applicable (including payment in full of any Deferred Proceeds), Purchaser shall have no further obligations pursuant to this Section 2.2.5.

2.2.6                     Allocation.  The Purchase Price shall be allocated among the Assets acquired hereunder in accordance with Schedule 2.2.6 hereof and subject to the Purchase Price adjustment set forth in Section 2.2.2 hereof.  In the event of any such Purchase Price adjustment, the allocation and apportionments set forth on Schedule 2.2.6 shall be adjusted accordingly.  It is agreed that the allocation and apportionment set forth on Schedule 2.2.6 have been arrived at by arm’s length negotiation and properly reflect the respective fair market values of the Assets.  Each of Purchaser and each Seller hereby covenants and agrees that it will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 2.2.6 or Schedule 2.2.6.  If any party receives notice that a taxing authority is challenging such allocation, the party receiving such notice shall promptly notify the other parties, and the parties shall cooperate in good faith in responding to such challenging in order to preserve the effectiveness of such allocation.

2.2.7                     Priority of Contingent Seller Payments.  Any Contingent Consideration due Seller shall only be paid after prior payment of amounts due on the following obligations of the Company in the order specified: (i) the PNC Credit Agreement, (ii) the Guaranty Notes and the Letter of Credit Notes, (iii) the Visador Management Agreement and the Countrywide Management Agreement, (iv) the PSP A Note and the Woodmark A Note, and (v) the Seller Note, the PSP B Note and the Woodmark B Note.  Notwithstanding the foregoing, any amounts derived by reason of a Liquidation or a Liquidation Event shall only be paid to Seller after prior payment of the following obligations of the Company in the order specified: (A) the PNC Credit Agreement, (B) the Guaranty Notes and the Letter of Credit Notes, (C) the PSP A Note and the Woodmark A Note; (D) the Seller Note, the PSP B Note and the Woodmark B Note, and (E) the Visador Management Agreement and the Countrywide Management Agreement.   If there is less than the amount available to fully pay the obligations of the Company contained in any category (i) through (v) or (A) through (E) above, the amount available will be pro rated based upon the amount due for each obligation to the total amount available.

2.2.8                     Interim Collections.  Notwithstanding anything to the contrary contained in this Agreement, the parties hereto hereby acknowledge and agree that all payments received by Seller in respect of its Accounts as of 11:59 p.m. on Friday, June 05, 2009 which are credited to any of Seller’s bank accounts on or before 12:00 noon on the Closing Date shall be for Seller’s account, and each party agrees that PNC may remit such payments to Seller.

2.3                               Assumption of Liabilities.

2.3.1                     No Assumption of Liabilities.  It is expressly understood and agreed that, except for the Assumed Obligations, in no event shall Purchaser assume or agree to pay or incur any liability or obligation under this Agreement, including under this Section 2.3 or otherwise, in respect of any liability or obligation of Seller of any kind, nature or description whatsoever, known or unknown, fixed or contingent, inchoate or otherwise (collectively, the “Retained Liabilities”), including the following:

(a)                                  any liability based on tortious or illegal conduct, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller, or alleged to have been made by Seller, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product sold by or on behalf of Seller, or any claim seeking recovery for consequential or special damage or lost revenue or income;

(b)                                 any liability or obligation to creditors, lenders, customers, vendors or suppliers, or others with whom Seller had or has a business relationship, whether pursuant to a Contract or otherwise;

(c)                                  any liability or obligation to any officer, director or stockholder of Seller;

(d)                                 any liability or obligation with respect to, or in connection with, the Excluded Assets;

(e)                                  any liability or obligation with regard to any Tax, including any interest or penalties thereon, (i) payable with respect to the Business, Seller and/or the Assets or (ii) incident to or arising as a consequence of the negotiation or consummation by Seller of this Agreement and the transactions contemplated hereby;

(f)                                    any liability or obligation to or in connection with any employees, agents or independent contractors of Seller, whether or not employed by Seller and/or Purchaser after the Closing Date, or under any benefit arrangement with respect thereto;

(g)                                 any liability or obligation under any Contract pursuant to which Seller has acquired or is to acquire any assets or properties;

(h)                                 any liability or obligation of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of counsel, accountants, advisors and other experts; and/or

(i)                                     any other liability or obligation of Seller, whether known or unknown, absolute or contingent, inchoate or otherwise.

2.3.2                     Assumed Obligations.  As of the Closing Date, on the terms and conditions set forth in this Agreement, Purchaser shall assume and agree to discharge, perform and pay only the following obligations (the “Assumed Obligations”) as and when due:

(a)                                  the Assumed Payables, except that if the aggregate amount of Assumed Payables to be assumed by Purchaser as of the Closing Date exceeds $2,250,000, then Purchaser shall not be required to assume those accounts payable and accrued expenses in excess of $2,250,000 (and Purchaser, in its sole discretion, may decide which of such accounts payable and accrued expenses it desires not to assume so long as the aggregate amount of accounts payable and accrued expenses assumed by Purchaser is not less than $2,250,000); for purposes of clarity, the parties acknowledge that any such accounts payable and accrued expenses not assumed pursuant to this Section 2.3.2(a) shall not be included in the calculation of Closing Net Assets;

(b)                                 those obligations arising after the Closing Date under (i) the Listed Agreements and (ii) under all other Contracts of Seller which are not required to be listed on Schedule 3.16, except that (A) Purchaser shall not assume any obligation or liability to the extent that it arises out of or relates to, directly or indirectly, any action or inaction of Seller on or prior to the Closing Date (other than the Assumed Warranty Obligations) and (B) with respect to monetary obligations pursuant to clause (b)(ii) of this sentence, if the aggregate amount of such Contracts exceeds $100,000, then Purchaser shall not be required to assume those Contracts in excess of $100,000 (and Purchaser, in its sole discretion, may decide which of such Contracts it desires not to assume so long as Purchaser has assumed Contracts not set forth on Schedule 3.16 totaling at least $100,000 in the aggregate); and

(c)                                  the Assumed Warranty Obligations as provided for in Section 6.1 hereof.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller makes the following representations and warranties to Purchaser, each of which shall be deemed material, and Purchaser, in executing, delivering and consummating this Agreement, has relied upon the correctness and completeness of each of such representations and warranties:

3.1                               Valid Corporate Existence; Qualification.

3.1.1                     Seller.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has the full limited liability company power and authority to carry on the Business as now conducted and to own its Assets.  Except as set forth in Schedule 3.1, Seller is not required to qualify as a foreign limited liability company in any jurisdiction in order to own its Assets or to carry on the Business as now conducted, and there has not been any claim by any jurisdiction to the effect that Seller is required to qualify or otherwise be authorized to do business as a foreign limited liability company therein.  The copies of the Certificate of Formation of Seller, as amended to date (certified by the Secretary of the State of Delaware), and the Operating Agreement of Seller, as amended to date, (certified by an officer) which have been delivered to Purchaser or its counsel, are true and complete copies of those documents as in effect on the Closing Date.  The minute books of Seller, copies of which have been delivered to Purchaser or its counsel, contain accurate records of all meetings of its members and managers, any committees or comparable bodies thereof and accurately reflect all transactions referred to therein.

3.2                               Capitalization.  All of the issued and outstanding membership interests of Seller are owned beneficially and of record by Visador.  There are no subscriptions, options, warrants, rights or calls or other commitments or agreements to which Seller or Visador is a party, or by which it is bound, calling for the issuance, transfer, sale or other disposition of any securities of Seller, and there are no outstanding securities of Seller convertible into or exchangeable for, actually or contingently, membership interests or any other securities of Seller.

3.3                               Subsidiaries.  Seller has not made any investment in, and does not own, any of the capital stock of, or any other proprietary interest in, any other limited liability company, corporation, partnership or other Person or Subsidiary.

3.4                               Consents.  Schedule 3.4 attached hereto sets forth a true and complete list of all consents of governmental and other regulatory agencies, foreign or domestic, and of other Persons required to be received by or on the part of Seller to enable it to enter into and carry out this Agreement and the Additional Transaction Documents and the transactions contemplated hereby and thereby, including the transfer to Purchaser of all of the right, title and interest of Seller in and to the Assets.  Seller has obtained those consents noted with an asterisk on Schedule 3.4.

3.5                               Authority; Binding Nature of Agreement.

Seller has the power and authority to enter into this Agreement and the Additional Transaction Documents and to carry out its respective obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Additional Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the sole member and manager of Seller, and no other limited liability company proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement and the Additional Transaction Documents and the consummation of the transactions contemplated hereby and thereby.  This Agreement constitutes the valid and binding obligation of Seller and is enforceable in accordance with its terms.

3.6                               Financial Statements.  (a) Seller has provided to Purchaser true and complete copies of the following financial statements of Seller (the “Seller Financial Statements”), copies of which are attached hereto as Schedule 3.6:

(i)                                     audited financial statements of Seller (A) as of December 29, 2007 and the year then ended, and (B) as of December 27, 2008 and for the year then ended (collectively, the “Audited Seller Financial Statements”); and

(ii)                                  unaudited financial statements of Seller as of May 2, 2009, for the period beginning December 28, 2008 and ending on May 2, 2009 (the “Unaudited Seller Financial Statements”);

(b)                                 The Audited Financial Statements (i) are true and complete, (ii) are in accordance with the Books and Records of Seller, (iii) fairly and accurately present the financial position of Seller as of December 29, 2007 and the results of operations and cash flows of Seller for such year, (iv) fairly and accurately present the financial position of Seller as of December 27, 2008 and the results of operations and cash flows of Seller for such year, and (v) were prepared in conformity with GAAP consistently applied throughout the periods covered thereby.  The Audited Financial Statements have been audited by PricewaterhouseCoopers LLP, whose audit report thereon is included therein.

(c)                                  The Unaudited Seller Financial Statements (i) are true and complete, (ii) are in accordance with the Books and Records of each Seller, (iii) fairly and accurately present the financial position of Seller as of such date and the results of operations of Seller for such period, and (iv) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby and on a basis that is consistent with the Audited Seller Financial Statements, provided, however, that the Unaudited Seller Financial Statements are subject to normal period-end recurring audit and similar adjustments, which individually and in the aggregate are not, and will not be, material, and do not have the notes required under GAAP.

3.7                               Liabilities; Warranty Claims.  (a)  As of May 2, 2009 (the “Seller Balance Sheet Date”), except as set forth in the Seller’s balance sheet as of the Seller Balance Sheet Date (collectively, the “Seller Balance Sheet”), Seller had no debts, liabilities or obligations, contingent or absolute, known or unknown, inchoate or otherwise required by GAAP to be reflected or reserved against in its Balance Sheet (except for such debts, liabilities or obligations required by GAAP to be described in notes, which amounts shall be consistent with the notes contained in the Audited Seller Financial Statements, subject to immaterial changes) and there was no basis for the assertion against Seller of any debt, liability or obligation not so reflected or reserved against therein.

(b)                                 Schedule 3.7 attached hereto sets forth a true and complete list of all warranty claims made against Seller during the current fiscal year and each of the past two (2) fiscal years and when all outstanding warranties and service contracts will expire.

3.8                               Actions Since the Balance Sheet Date.  Since the Seller Balance Sheet Date, except as set forth in Schedule 3.8 attached hereto, Seller has not:

(a)                                  incurred any obligation or liability, absolute or contingent, known or unknown, inchoate or otherwise, except for those incurred in the ordinary and usual course of business consistent with past practice;

(b)                                 sold, leased, disposed of, assigned or acquired any assets, properties or rights, except Inventory in the ordinary and usual course of business consistent with past practice;

(c)                                  mortgaged, pledged or subjected to any Lien any of its assets, rights or properties, or permitted any of its assets, rights or properties to be subjected to any Lien;

(d)                                 acquired (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or division thereof pursuant to which it acquired any assets, rights or properties;

(e)                                  made any wage or salary increases, granted any bonuses or modified any compensation arrangement with respect to, or entered into any severance, employment or similar Contract with, any of its employees or independent contractors, officers or directors;

(f)                                    amended the Certificate of Formation or Operating Agreement of Seller;

(g)                                 adopted, amended or increased the payments to or benefits under, any Employee Benefit Plan;

(h)                                 incurred damage to or destruction or loss of any Asset, whether or not covered by insurance;

(i)                                     entered into, terminated or received notice of termination of (i) any license distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Seller is a party, or (ii) any Contract or transaction involving a total remaining commitment by Seller of at least $50,000;

(j)                                     cancelled or waived any claims or rights with a value to Seller in excess of $50,000;

(k)                                  received or became aware of any indication by any customer or supplier of an intention to discontinue or materially change the terms of its relationship with Seller;

(l)                                     other than this Agreement and the transactions contemplated hereby, entered into or amended any Contract or otherwise took any action, or made any commitment, not in the ordinary and usual course of business and consistent with past practice;

(m)                               changed any accounting methods used by Seller; or

(n)                                 entered into or amended any Contract with respect to any of the foregoing.

3.9                               Adverse Developments.  Except as set forth on Schedule 3.9, since the Seller Balance Sheet Date, (i) there have been no material adverse changes in the Assets or the Business, there has been no act or omission on the part of Seller, or, to the Knowledge of Seller, others, which would form the basis for the assertion against Seller of any material liability or obligation, and (ii) to the Knowledge of Seller, no other event has occurred which could be reasonably expected to have a materially adverse effect upon the Assets or the Business, and, to the Knowledge of Seller, there is no development or threatened development of a nature which could be reasonably expected to have a materially adverse effect upon the Assets or the Business.

3.10                        Taxes.  Except as set forth on Schedule 3.10, all Taxes imposed by any taxing authority, which have or may become due or payable by Seller, and all interest and penalties thereon, whether disputed or not, have been paid in full or adequately provided for by reserves shown in its books of account.  All deposits required by law to be made by Seller or with respect to estimated income, franchise and employees’ withholding Taxes have been duly made.  All Tax returns, including estimated Tax returns, required to be filed have been duly and timely filed.  Seller does not know of any proposed additional Tax assessments against it.  No sales or use Taxes are required to be collected in connection with the operation of the Business.  Seller is not aware that any claim has ever been made by a Body in a jurisdiction where it does not file Tax returns that it is or may be subject to taxation by that jurisdiction, and Seller has not received any notice or request for information from any such Body.  Seller has not received any notice or request for information from the Internal Revenue Service or any other taxing authority in connection with any Tax return or report filed by it, and Seller is not aware of any facts which, either individually or in the aggregate, could result in any liability for Tax obligations relating to it for periods ending prior to the date of the Seller Financial Statements, in excess of the accrued liability for Taxes shown thereon.  No waivers of statutes of limitations have been given or requested with respect to Seller with regard to the payment of any Taxes.

3.11                        Intellectual Property; Intangible Assets.  (a)  Schedule 3.11(a) sets forth a true and complete list of each (i) patent, trademark, service mark, copyright, trade name and logo (whether registered or unregistered, and including all applications relating to the registration of any of the foregoing) owned or used by Seller in connection with the Business and (ii) agreement, Contract, license, sublicense and assignment to which Seller grants or obtains rights to any Intellectual Property owned or used by Seller in connection with the Business; provided, that Schedule 3.11(a) does not list mass market computer software licensed to Seller that is available in consumer retail stores or otherwise commercially available and subject to “shrink-wrap”, “click-through” or off-the-shelf license agreements.  Seller owns or has the right to use pursuant to law, license, sublicense, Contract or permission all of the Intellectual Property, including any patent, trademark, service mark and copyright, necessary for the operation of the Business as presently conducted.  Each item of Intellectual Property set forth on Schedule 3.11 (a) will be owned or available for use by Purchaser on terms and conditions substantially similar to those described on Schedule 3.11(a).  Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property of any Person, and Seller has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation, including any claim that Seller must license or refrain from using any intellectual property rights of any Person.  To the Knowledge of Seller, no Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of the Intellectual Property.  Seller has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.  Except as set forth on Schedule 3.11(a), Seller (a) has not licensed or granted to any Person rights of any nature to use any of the Intellectual Property, (b) does not pay, and is not obligated to pay, royalties to any Person for use of any intellectual property rights, and (c) is not otherwise a party to, or bound by, any oral or written Contract with regard to any Intellectual Property (other than mass market computer software licensed to Seller that is available in consumer retail stores or otherwise commercially available and subject to “shrink-wrap”, “click-through” or off-the-shelf license agreements) (the “Listed Intellectual Property Agreements”).  A true and complete copy of each of the written Listed Intellectual Property Agreements has been delivered to Purchaser or its counsel.  Seller has in all material respects performed all obligations required to be performed by it to date under all of the Listed Intellectual Property Agreements, is not in default in any material respect under any of the Listed Intellectual Property Agreements and has received no notice of any dispute, default or alleged default thereunder which has not heretofore been cured or which notice has not heretofore been withdrawn.  To the Knowledge of Seller, there is no material default under any of the Listed Intellectual Property Agreements by any other party thereto or by any other Person bound thereunder.  Except as set forth on Schedule 3.11(a), each of the Listed Intellectual Property Agreements is freely assignable to Purchaser.

(b)                                 Schedule 3.11(b) attached hereto sets forth a list of all material Intangible Assets utilized by Seller in the Business and described thereon.  Each of the Intangible Assets is valid and in good standing, is not currently being challenged, and is not involved in any pending or, to the Knowledge of Seller, threatened administrative or judicial proceeding which could have a material adverse effect on the Business, and does not conflict with any material rights of any other Person.

3.12                        Litigation; Claims; Compliance with Law.  (a)  Except as described in Schedule 3.12(a) attached hereto, there is no Action relating to Seller or any of the Assets or the Business pending or, to the Knowledge of Seller, threatened, or any Decree outstanding, against Seller or against or relating to any of the Assets or the Business.  To the Knowledge of Seller, there exists no basis for any such Action or Decree which could have a material adverse effect on the Assets or the Business.

(b)                                 Schedule 3.12(b) attached hereto sets forth for the current fiscal year and each of the past two (2) fiscal years a statement describing each claim (excluding any ordinary course warranty claims under Seller’s product warranties) made by a Person against Seller, whether or not such claim was submitted to such Seller’s insurance carrier, including (i) the name of the claimant; (ii) the amount and a description of the claim; and (iii) the resolution of the claim.

(c)                                  Seller is not in violation of any law, regulation, ordinance, Decree, or other requirement of any governmental or other regulatory body, court or arbitrator, the violation of which would have a material adverse effect on the Assets or the Business.

3.13                        Inventories.  Attached hereto as Schedule 3.13 is a true and complete list of the Inventory as of the Seller Balance Sheet Date, including the location thereof.  To the Knowledge of Seller, all items included in the Inventory (other than Obsolete Inventory) consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business of Seller.  All of the Inventory (other than Obsolete Inventory not written off or written down) has been valued at the lower of cost or market value on a first in, first out basis.  Inventory now on hand that was purchased after the Balance Sheet Date was purchased in the ordinary course of business of Seller, at a cost not exceeding market prices prevailing at the time of purchase.

3.14                        Accounts.  All Accounts of Seller are reflected properly on its Books and Records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Closing Balance Sheet.

3.15                        Backlog.  Schedule 3.15 attached hereto sets forth a true and complete description of the backlog of Seller as of the Seller Balance Sheet Date.

3.16                        Agreements and Obligations; Performance.  Except for the Leases and except as listed in Schedule 3.16 attached hereto (the “Listed Agreements”), Seller is not a party to, or bound by, any of the following, whether oral or written:

(a)                                  Contract that cannot be terminated at will without penalty or premium or any continuing obligation or liability;

(b)                                 Contract of any kind with any officer, member or manager;

(c)                                  Contract which is in violation of applicable law;

(d)                                 Contract for the purchase, sale or lease of any equipment, materials, products, supplies or services which contains, or which commits or will commit it for, a fixed term;

(e)                                  Contract of employment;

(f)                                    deferred compensation, bonus or incentive plan or Contract;

(g)                                 management or consulting Contract;

(h)                                 license or royalty Contract;

(i)                                     Contract relating to indebtedness for borrowed money;

(j)                                     union or other collective bargaining Contract;

(k)                                  Open purchase orders or other contracts with any customer or supplier that involve delivery or receipt of products or services of an aggregate annual amount in excess of Forty Thousand ($40,000) Dollars;

(l)                                     Contracts relating to warranty or service obligations;

(m)                               Contracts relating to customer Rebates;

(n)                                 Contract which, by its terms, requires the consent of any party thereto to the consummation of the transactions contemplated hereby;

(o)                                 Contract containing covenants limiting the freedom of Seller to engage or compete in any line or business or with any Person in any geographical area;

(p)                                 Contract that contains a restrictive covenant on the part of Seller or another party thereto;

(q)                                 Contract or option relating to the acquisition or sale of any business;

(r)                                    option for the purchase of any asset, tangible or intangible; or

(s)                                  other Contract which materially affects any of the Assets or the Business, whether directly or indirectly, or which was entered into other than in the ordinary and usual course of business consistent with past practice.

A true and complete copy of each of the written Listed Agreements has been delivered to Purchaser or its counsel.  Seller has in all material respects performed all obligations required to be performed by it to date under all of the Listed Agreements, is not in default in any material respect under any of the Listed Agreements and has received no written notice, or to the Knowledge or Seller, any other notice, of any dispute, default or alleged default thereunder which has not heretofore been cured or which notice has not heretofore been withdrawn.  To the Knowledge of Seller and each Parent Company, there is no material default under any of the Listed Agreements by any other party thereto or by any other Person bound thereunder; and, except as set forth in Schedule 3.16, each of the Listed Agreements is freely assignable to Purchaser.

3.17                        Ownership and Condition of Assets.  (a)  Seller owns outright, and has good and marketable title to all of the Assets (including all of the Assets reflected in the Seller Balance Sheet and all of the Assets acquired since the date thereof), free and clear of all Liens (other than Permitted Liens).  The Assets (other than cash) constitute all assets necessary to permit Seller to conduct the Business as now conducted.  None of the Assets are subject to any restriction with regard to transferability.  All of the tangible Assets are in the possession of Seller and, except as set forth in Schedule 3.17(a), located at the Leased Real Property.  There are no Contracts with any Person to acquire any of the Assets or any rights or interest therein, other than Contracts for the sale of Inventory in the ordinary and usual course of business consistent with prior practice.  No Affiliate of Seller and no shareholder, partner or member of any of the foregoing (or any spouse or relative of any such Person) owns, has any right to, or has possession of, any assets, properties or rights (other than the Excluded Assets) relating to the Business.

(b)                                 Attached hereto as Schedule 3.17(b) is a true and complete list of the Fixed Assets, including the location thereof with respect to any Fixed Assets not located at the Leased Real Property.  To the Knowledge of Seller each of the Fixed Assets is in good operating condition, ordinary wear and tear excepted.  Seller has performed in all material respects all maintenance on each of the Fixed Assets in a manner consistent with past practice.

3.18                        Suppliers.  Schedule 3.18 attached hereto lists the names and addresses of the ten (10) largest suppliers of Seller for the current fiscal year and each of the past two (2) fiscal years, together with the approximate total dollar amount of purchases by Seller from each such supplier during each such year and period.  Except as set forth on Schedule 3.18, to the Knowledge of Seller, since the Seller Balance Sheet Date, there has been no material adverse change in the business relationship of Seller with any supplier named on Schedule 3.18.  Except as set forth on Schedule 3.18, Seller has no Knowledge (a) of any request or demand by that any such supplier to require the payment of higher prices for its goods or services on or after the Closing Date, (b) that any such supplier will be unable to continue to supply goods or services as presently supplied, or will or intends to cease to continue the relationship, or (c) that any such supplier will otherwise materially modify the relationship, that has existed with Seller prior to the Closing Date.

3.19                        Customers.  Schedule 3.19 attached hereto lists the names and addresses of the ten (10) largest customers of Seller for the current fiscal year and for each of the past two (2) fiscal years, together with the approximate amount for which each such customer was invoiced during each such year and period, and all amounts written off by Seller with respect to each such customer during each such year and period.  Except as set forth in Schedule 3.19, to the Knowledge of Seller, since the Seller Balance Sheet Date, there has been no material adverse change in the business relationship of Seller with any customer named on Schedule 3.19.  Except as set forth in Schedule 3.19, Seller has no Knowledge (a) of any request or demand by any such customer to require that prices for the goods purchased by, or services provided to, such customer be reduced, (b) that any such customer will or intends to reduce the requirements for the goods purchased by, or services provided to, such customer, or (c) that any such customer will or intends to cease to continue the relationship, or otherwise materially modify the relationship, that has existed with Seller prior to the Closing Date.

3.20                        Permits; Certifications.  (a)  Schedule 3.20(a) attached hereto sets forth a true and complete list of all Permits from all Bodies held by Seller.  Seller has all Permits from all Bodies required to carry on the Business as presently conducted and to offer and sell its services and goods.  All such Permits are in full force and effect, and, to the Knowledge of Seller, no suspension or cancellation of any of such Permits is threatened.  Seller is in compliance in all material respects with all requirements, standards and procedures of the Bodies which have issued such Permits.

(b)                                 Schedule 3.20(b) attached hereto sets forth a true and complete list of all Certifications held by Seller.  All such Certifications are in full force and effect and, to the Knowledge of Seller, no suspension or cancellation of any such Certifications is threatened.

3.21                        Occupational Health and Safety and Environmental Matters.  Except as set forth on Schedule 3.21:

(a)                                  Seller has all Permits from all Bodies relating to occupational health and safety or environmental matters or required under Environmental Laws to lawfully conduct the Business.

(b)                                 There is no Action pending or, to the Knowledge of Seller, threatened or known to be contemplated by any Body in respect of or relating to the Assets or the Business with respect to occupational health and safety or environmental matters.

(c)                                  All operations of the Business have been conducted in compliance with all, and Seller is not liable in any respect for any violation of any, applicable federal, state or local laws or regulations pertaining to occupational health and safety and/or environmental matters, including the Environmental Laws.

(d)                                 Seller has not received any notice of a possible claim or citation against or in respect of any real property owned or leased by Seller relating to occupational health and safety or environmental matters or liability under any Environmental Law, and Seller has no Knowledge of any basis for any such claim or action.

(e)                                  No substance identified or regulated pursuant to any Environmental Law, including any Hazardous Substance, has come to be located on, at, beneath, or near any real property currently or, to the Knowledge of Seller, formerly owned, operated, leased or used by Seller in violation of any Environmental Law.

(f)                                    No real property currently or, to the Knowledge of Seller, formerly owned, operated, leased or used by Seller contains or formerly contained any underground or aboveground storage tank, surface impoundment, landfill, land disposal area, polychlorinated biphenyls, asbestos or urea formaldehyde insulation except in accordance with Environmental Law.

(g)                                 Seller has not disposed of, transported or arranged for the disposal or transportation of any Hazardous Substance at or to any facility at which there has been a release or threatened release of a Hazardous Substance.

(h)                                 No other Person with whom Seller has contracted for environmental matters is or has been the subject of any Action arising out of the substance of the transaction to which such contract relates and involving the violation or alleged violation of any Environmental Law or the disposal, arrangement for the disposal, release or threatened release of any Hazardous Substance.

(i)                                     Seller has not, by Contract or otherwise, assumed any liability of or duty to indemnify any other Person for any claim under any Environmental Law or any claim, damage or loss arising out of the use, treatment, storage or disposal of any Hazardous Substance.

(j)                                     No Hazardous Substance has migrated from any real property currently or formerly owned, operated, leased or used by Seller to any other real property, nor has any Hazardous Substance migrated from any other real property onto any real property owned, operated, leased or used by Seller.

(k)                                  No conditions exist on, at, beneath or near any real property owned, leased or used by Seller, or affecting the Business, which could give rise to any claim against, liability of, or loss by, Purchaser pursuant to Environmental Laws.

3.22                        Interest in Assets.  Except for the Excluded Assets, the licensed Intellectual Property listed on Schedule 3.11, the Leased Real Property and the leased personal property listed on Schedule 3.22, no Person other than Seller owns any property or rights, tangible or intangible, used in or related, directly or indirectly, to the Business.

3.23                        Compensation Information.  Schedule 3.23 attached hereto contains a true and complete list of the names and current salary rates of, bonus commitments to, and other compensatory arrangements with, the employees and independent contractors of Seller.

3.24                        Employee Benefit Plans.

(a)                                  Schedules 3.24 (b), (c) and (d) attached hereto include a list of all of the “pension” and “welfare” benefit plans (within the respective meanings of Sections 3(2) and 3(1) of ERISA) maintained by Seller or to which Seller makes employer contributions with respect to its employees (collectively, the “Employee Benefit Plans”), a complete and correct copy of each of which has been delivered to Purchaser.

(b)                                 All of the pension and profit sharing plans maintained by Seller (herein collectively referred to as the “Pension Plans”) are listed in Schedule 3.24(b).

(c)                                  All of the pension plans not maintained by Seller but to which it makes employer contributions with respect to its employees (herein collectively referred to as the “Other Pension Plans”), are listed in Schedule 3.24(c).  Each of the Other Pension Plans is a “multi-employer plan” (within the meaning of section 3(37) of ERISA), but Seller is not a “substantial employer” (within the meaning of section 4001(a)(2) of ERISA) with respect to any of the Other Pension Plans.

(d)                                 All of the welfare plans maintained by Seller or to which Seller makes employer contributions with respect to its employees (herein collectively referred to as the “Welfare Plans”) are listed in Schedule 3.24(d).

(e)                                  There are no Actions pending or, to the Knowledge of Seller, threatened, and Seller has no Knowledge of any facts which could give rise to any Actions against any of the Pension Plans, or, with respect to the participation of Seller therein, against any of the Other Pension or Welfare Plans, or against Seller with respect to any thereof.

(f)                                    Seller has performed in all material respects all obligations required to be performed under each Employee Benefit Plan, and each Employee Benefit Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws.

(g)                                 There are no vested and unfunded benefits under any of the Employee Benefit Plans.

3.25                        Insurance.  Schedule 3.25 attached hereto sets forth a true and complete list and brief description of all policies of liability and other forms of insurance held by Seller.  Such policies are valid, outstanding and enforceable policies, as to which premiums have been paid currently, are with reputable insurers.  To the Knowledge of Seller, there exists no state of facts, and no event has occurred, which might reasonably (a) form the basis for any claim against Seller not fully covered by insurance for liability on account of any express or implied warranty or tortious omission or commission, or (b) result in any material increase in insurance premiums.

3.26                        No Breach.  The execution and delivery of this Agreement by Seller, the compliance by Seller with any of the provisions hereof, and/or the consummation of the transactions contemplated hereby, will not:

(a)                                  violate or conflict with any provision of the Articles of Formation or Operating Agreement of Seller;

(b)                                 violate or, alone or with notice or the passage of time or both, result in the breach or termination of, or otherwise give any contracting party the right to terminate, or declare a default under, the terms of any Contracts assumed by Purchaser pursuant to Section 2.3.2(b);

(c)                                  result in the creation of any Lien upon any of the Assets;

(d)                                 violate any Decree against, or binding upon, Seller or the Assets; or

(e)                                  violate any law or regulation of any jurisdiction relating to Seller, the Assets or the Business.

3.27                        Brokers.  Seller has not engaged, consented to, or authorized any broker, finder, investment banker or other Person to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

3.28                        Employment Relations.  Except as set forth on Schedule 3.28:

(a)                                  Seller is in compliance with all federal, state and other applicable laws, rules and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not engaged in any unfair labor practice which, in any of the foregoing cases, could have a materially adverse effect on the Assets or the Business.

(b)                                 There is not pending, or, to the Knowledge of Seller, threatened, any unfair labor practice charge or complaint against Seller by or before the National Labor Relations Board or any comparable state agency or authority.

(c)                                  There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of Seller, threatened.

(d)                                 No union represents any employees of Seller, and Seller is not aware of any union organization effort respecting the employees of Seller.

(e)                                  No grievance which might have an adverse effect on Seller or the conduct of the Business, nor any arbitration proceeding arising out of or under any collective bargaining agreement, is pending and no claim therefor has been asserted.

(f)                                    No Action is now pending, and, to the Knowledge of Seller, no Person has made any claim or has threatened an Action against Seller arising out of any law relating to discrimination against employees, sexual harassment or employment practices.

(g)                                 No collective bargaining agreement is currently in effect or being negotiated by Seller.

(h)                                 Seller has not experienced any material labor difficulties during the last four (4) years.

3.29                        Prior Names and Addresses.  Since March 1, 2003, except as set forth in Schedule 3.29 attached hereto, Seller has used no business name and has had no business address other than its current name and the business address set forth herein.

3.30                        Transactions with Directors, Officers and Affiliates.  Except as set forth on Schedule 3.30 attached hereto, since January 1, 2008, there have been no transactions between or among Seller and any of its directors, managers, officers, employees, members, stockholders or Affiliates.  To the Knowledge of Seller, except as set forth on Schedule 3.30, none of the managers, officers, employees, members or Affiliates of Seller, or any spouse or relative of any of such Persons, has been a manager, officer, employee, member or Affiliate of, or has had any direct or indirect interest in, any Person with which Seller has had a business relationship, including as a supplier, customer or sales representative of Seller or which has competed with or been engaged in any business of the kind being conducted by the Business.

3.31                        Indebtedness Owed to Affiliates.  Except as set forth on Schedule 3.31, no indebtedness, liability or obligation of any nature of Seller is owed to any Affiliate of Seller, or to any shareholder, partner or member of any of the foregoing (or any spouse or relative of any such Person).

3.32                        Leases.

(a)                                  Schedule 3.32 attached hereto sets forth a list of all leases, licenses, permits, subleases and occupancy agreements, together with all amendments and supplements thereto, with respect to all real properties in which Seller has a leasehold interest, whether as lessor or lessee (each, a “Lease” and collectively, the “Leases”; the property covered by Leases under which Seller is a lessee is referred to herein as the “Leased Real Property”) and in which Seller had a leasehold interest.  Seller has furnished true, correct and complete copies of all Leases to Purchaser or its representatives.  No option has been exercised under any of such Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered to Purchaser or its representatives with the corresponding Lease.  Except as set forth on Schedule 3.32, the transactions contemplated by this Agreement do not require the consent or approval of the other party to the Leases, nor will such transactions violate any Lease or cause Seller to be in default under any Lease.

(b)                                 Each Lease is in full force and effect and no Lease has been modified or amended except pursuant to an amendment referred to on Schedule 3.32.  Neither Seller nor any other party to a Lease has given to any other party written notice of, or has made a claim with respect to, any breach or default.  Seller is not in default under any Lease and, to the Knowledge of Seller, no other party to a Lease is in default.  There are no events which with the passage of time or the giving of notice or both would constitute a default by Seller or, to the Knowledge of Seller, by any other party to such Lease.

(c)                                  Except as set forth on Schedule 3.32 (c), none of the Leased Real Property is subject to any sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of such property or any portion thereof.  Seller has not received any notice from any utility company or municipality of any fact or condition which could result in the discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services for any of the Leased Real Property.  The Leased Real Property, all improvements thereon and thereto, and the operations therein conducted, conform in all material respects to all applicable health, fire, insurance, environmental, safety, zoning and building laws, ordinances and administrative regulations, Permits and other regulations (including the Americans with Disabilities Act), except for possible nonconforming uses or violations that do not and will not interfere with the present use, operation or maintenance thereof as now used, operated or maintained or access thereto, and that do not and will not affect the value thereof, and that do not and will not give rise to any penalty, fine or other liability, and Seller has not received any notice to the contrary.  Each Leased Real Property is occupied and used by a Seller in compliance with the Lease applicable thereto and pursuant to and in conformity with a validly issued certificate of occupancy which currently remains in effect.

(d)                                 To the Knowledge of Seller, except as set forth on Schedule 3.32, the plumbing, electrical, heating, air conditioning, elevator, ventilating and all other mechanical or structural systems for which Seller is responsible under the Leases in the buildings or improvements are in good working order and condition, ordinary wear and tear excepted, and are fully useable for their intended purpose, and the roof, basement and foundation walls of such buildings and improvements for which Seller is responsible under the Leases are in good condition, ordinary wear and tear excepted, and free of leaks and other defects.  To the Knowledge of Seller, all such mechanical and structural systems and such roofs, basement and foundation walls for which others are responsible under said Leases are in good working order and condition, ordinary wear and tear excepted, and free of leaks and other defects.  To the Knowledge of Seller, there are no other physical defects or deferred maintenance items at any Leased Real Property that interfere with or impede the use of such property by Seller in the ordinary course of its business or that Seller is obligated under any of the Leases to repair or otherwise correct.

(e)                                  There are no guaranties (from Seller or from other Persons) in favor of the lessors of any of the Leased Real Property which will continue in effect following the Closing.

(f)                                    Except as set forth on Schedule 3.32 (f), the Seller has not sold, assigned, transferred, pledged or encumbered all or any part of its leasehold interests in any of the Leased Real Property.

(g)                                 Access from public streets and provision for parking and loading/unloading at each Leased Real Property conform to all applicable legal requirements and are adequate for the conduct of the Business in the normal course.

(h)                                 To the Knowledge of Seller, no Leased Real Property is subject to a fee mortgage, deed of trust, other security interest or similar encumbrance, nor to a ground lease or underlying lease.

(i)                                     There is no pending, or, to the Knowledge of Seller, threatened:  (i) condemnation of any part of the Leased Real Property by any Body or other governmental entity; (ii) special assessment against any part of the Leased Real Property; or (iii) litigation against Seller or any lessor for breach of any restrictive covenant affecting any part of the Leased Real Property.

3.33                        Products Liability.  (a) (i) There is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature before any court, Body or governmental or other regulatory or administrative agency, commission or authority, domestic or foreign, against or involving any products manufactured, produced, distributed or sold by or on behalf Seller (including any parts or components) (collectively, “Products”), or class of claims or lawsuits involving the same or similar Product which is pending or, to the Knowledge of Seller, threatened, resulting from an alleged defect in design, manufacture, materials or workmanship of any Product, or any alleged failure to warn, or from any breach of implied warranties or representations (collectively, “Product Liability Lawsuits”); (ii) to the Knowledge of Seller there has not been any Occurrence (as hereinafter defined); and (iii) there has not been, nor is there under consideration or investigation by Seller, any Product rework or retrofit (collectively, “Retrofits”) conducted by or on behalf of Seller.

(b)                                 For purposes of this Section 3.33, the term “Occurrence” shall mean any accident, happening or event which takes place at any time which is caused or allegedly caused by any alleged hazard or alleged defect in manufacture, design, materials or workmanship including any alleged failure to warn or any breach of express or implied warranties or representations with respect to, or any such accident, happening or event otherwise involving, any Product that is likely to result in a claim or loss.

3.34                        Solvency.  Except as set forth on Schedule 3.34, on the Closing Date and at all times during the six (6) months immediately preceding the Closing Date, Seller is and has been paying all of its debts, liabilities and obligations accruing with respect to or resulting from the conduct of the Business as the same shall become due and owing, and none of such payment obligations are past due or otherwise delinquent in any material respect.  Except as set forth on Schedule 3.34, on and immediately after the Closing Date, Seller (a) is and will be solvent (i.e., the sum of its debts will be less than all of its property, at a fair valuation), and (b) is and will be able to pay its current and anticipated debts as such debts mature.  Seller is executing this Agreement in good faith, for fair value and without intent to hinder, delay or to defraud its present and future creditors.

3.35                        Untrue or Omitted Facts.  No representation, warranty or statement by Seller in this Agreement contains any untrue statement of a material fact, or omits to state a fact necessary in order to make such representations, warranties or statements not materially misleading.  Except as set forth on Schedule 3.35, without limiting the generality of the foregoing, there is no fact Known to Seller that has had, or which may be reasonably expected to have, a materially adverse effect on any of the Assets or the Business that has not been disclosed in this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser makes the following representations and warranties to Seller, each of which shall be deemed material, and Seller, in executing, delivering and consummating this Agreement, has relied upon the correctness and completeness of each of such representations and warranties:

4.1                               Valid Existence.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Purchaser has the full limited liability company power and authority to carry on the Purchaser Business and to own the Purchaser Assets.  The Purchaser is not required to qualify as a foreign limited liability company in any jurisdiction in order to own the Purchaser Assets or to carry on the Purchaser Business as now conducted, and there has not been any claim by any jurisdiction to the effect that Purchaser is required to qualify or otherwise be authorized to do business as a foreign limited liability company therein.  The copies of the Certificate of Formation of Purchaser (certified by the Secretary of the State of Delaware), which have been delivered to Seller or its counsel, are true and complete copies of those documents as in effect on the Closing Date.

4.2                               Capitalization.  All of the issued and outstanding securities of Purchaser are owned beneficially and of record as set forth on Schedule 4.2 attached hereto by Woodmark International, LP (“Woodmark”) Pacific Stair Products, Inc.  (“PSP”).  There are no subscriptions, options, warrants, rights or calls or other commitments or agreements to which Purchaser, Woodmark or PSP is a party, or by which any of them is bound, calling for the issuance, transfer, sale or other disposition of any securities of Purchaser, and there are no outstanding securities of Purchaser convertible into or exchangeable for, actually or contingently, membership interests or any other securities of Purchaser.

4.3                               Subsidiaries.  Purchaser has not made any investment in, nor owns, any of the capital stock of, or any other proprietary interest in, any other corporation, partnership, limited liability company or other Person or Subsidiary.

4.4                               Consents.  Schedule 4.4 attached hereto sets forth a true and complete list of all consents of governmental and other regulatory agencies, foreign or domestic, and of other Persons required to be received by or on the part of Purchaser to enable it to enter into and carry out this Agreement and the transactions contemplated hereby.  Except as set forth on Schedule 4.4, all such requisite consents have been obtained.

4.5                               Authority; Binding Nature of Agreement.  Purchaser has the power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the managers of Purchaser and no other limited liability company proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.  This Agreement constitutes the valid and binding obligation of Purchaser and is enforceable in accordance with its terms.

4.6                               Financial Statements.  (a)  Purchaser has provided to Seller true and complete copies of the following financial statements relating to the Purchaser Business (the “Purchaser Financial Statements”), copies of which are attached hereto as Schedule 4.6:

(i)                                     combined unaudited financial statements of the stair parts operations of Woodmark (the “Woodmark Division”) and the stair parts operations of PSP (the “PSP Division”) as of December 31, 2008 and for the year then ended;

(ii)                                  combined unaudited financial statements of the Woodmark Division and PSP Division as of April 30, 2009 and for the four months then ended for such period;

(b)                                 The Purchaser Financial Statements (i) are true and complete, (ii) are in accordance with the Books and Records of Purchaser, the Woodmark Division and PSP Divisions, as applicable, (iii) except as set forth in Section 5.3, fairly and accurately present the financial position of the Purchaser Business as of such date and the results of operations of the Purchaser Business for the applicable period ending on such date, and (iv) were prepared in conformity with GAAP consistently applied throughout the periods covered thereby; provided, however, that the Purchaser Financial Statements are subject to normal period-end recurring audit and similar adjustments, which individually and in the aggregate are not, and will not be, material, and do not have the notes required under GAAP.

4.7                               Liabilities.  As of April 30, 2009 (the “Division Balance Sheet Date”), except as set forth on the Division’s balance sheet as of the Division Balance Sheet Date (collectively, the Division Balance Sheet”), and except as set forth in Section 5.3, the Purchaser Business had no debts, liabilities or obligations, contingent or absolute, known or unknown, inchoate or otherwise, required by GAAP to be reflected or reserved against with respect to the Purchaser Business in the Division Balance Sheet (except for such debts, liabilities or obligations required by GAAP to be described in notes), and there was no basis for the assertion against Purchaser of any debt, liability or obligation not so reflected or reserved against therein.

4.8                               Actions Since the Balance Sheet Date.  Since the Division Balance Sheet Date, except as set forth in Schedule 4.8 attached and as set forth in Section 5.3, neither Woodmark with respect to the Woodmark Division nor PSP with respect to the PSP Division has:

(a)                                  incurred any obligation or liability, absolute or contingent, known or unknown, inchoate or otherwise, except for those incurred in the ordinary and usual course of its respective business consistent with past practice;

(b)                                 sold, leased, disposed of, assigned or acquired any assets, properties or rights, except Inventory in the ordinary and usual course of its respective business consistent with past practice;

(c)                                  mortgaged, pledged or subjected to any Lien any of its assets, rights or properties, or permitted any of its assets, rights or properties to be subjected to any Lien;

(d)                                 acquired (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or division thereof pursuant to which it acquired any assets, rights or properties;

(e)                                  made any wage or salary increases, granted any bonuses or modified any compensation arrangement with respect to, or entered into any severance, employment or similar Contract with, any of its employees or independent contractors, officers or directors;

(f)                                    amended the Certificate of Formation or Operating Agreement of Purchaser;

(g)                                 adopted, amended or increased the payments to or benefits under, any employee benefit plan of Purchaser;

(h)                                 incurred damage to or destruction or loss of any Asset, whether or not covered by insurance;

(i)                                     entered into, terminated or received notice of termination of (i) any license distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Purchaser is a party, or (ii) any Contract or transaction involving a total remaining commitment by Purchaser of at least $50,000;

(j)                                     cancelled or waived any claims or rights with a value to Purchaser in excess of $50,000;

(k)                                  received or became aware of any indication by any customer or supplier of an intention to discontinue or materially change the terms of its relationship with Purchaser;

(l)                                     other than this Agreement and the transactions contemplated hereby, entered into or amended any Contract or otherwise took any action, or made any commitment, not in the ordinary and usual course of its respective business and consistent with past practice; or

(m)                               entered into or amended any Contract with respect to any of the foregoing.

4.9                               Adverse Developments.  Since the Division Balance Sheet Date except as set forth in Section 5.3, (i) there have been no material adverse changes in the Purchaser Assets or the

Purchaser Business, there has been no act or omission on the part of Purchaser, Woodmark with respect to the Woodmark Division or PSP with respect to the PSP Division, or, to the Knowledge of Purchaser, others, which would form the basis for the assertion against Purchaser of any material liability or obligation, and (ii) to the Knowledge of Purchaser, no other event has occurred which could be reasonably expected to have a materially adverse effect upon the Purchaser Assets or the Purchaser Business, and to the Knowledge of Purchaser, there is no development or, threatened development of a nature which could be reasonably expected to have a materially adverse effect upon the Purchaser Assets or the Purchaser Business.

4.10                        Intellectual Property; Intangible Assets.  (a)  Schedule 4.10(a) sets forth a true and complete list and brief description of each (i) patent, trademark, service mark, copyright, trade name and logo (whether registered or unregistered, and including all applications relating to the registration of any of the foregoing) owned or used by Purchaser in connection with the Purchaser Business and (ii) agreement, Contract, license, sublicense and assignment to which Purchaser grants or obtains rights to any Intellectual Property owned or used by the Purchaser in connection with the Business (the “Purchaser Intellectual Property”); provided, that Schedule 4.10(a) does not list mass market computer software licensed to Purchaser that is available in consumer retail stores or otherwise commercially available and subject to “shrink-wrap”, “click-through” or off-the-shelf license agreements.  Purchaser owns or has the right to use pursuant to law, license, sublicense, Contract or permission all of the Purchaser Intellectual Property, including any patent, trademark, service mark and copyright, necessary for the operation of the Purchaser Business as presently conducted.  Woodmark with respect to the Woodmark Division and PSP with respect to the PSP Division.  The Purchaser has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property of any Person, and Purchaser has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation, including any claim that Purchaser must license or refrain from using any intellectual property rights of any Person.  To the Knowledge of Purchaser, no Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of the Purchaser Intellectual Property.  Each Division has taken all necessary action to maintain and protect each item of Purchaser Intellectual Property that it owns or uses.  Except as set forth on Schedule 4.10(a), Purchaser (a) has not licensed or granted to any Person rights of any nature to use any of the Purchaser Intellectual Property, (b) does not pay, and is not obligated to pay, royalties to any Person for use of any intellectual property rights, and (c) is not otherwise a party to, or bound by, any oral or written Contract with regard to any Purchaser Intellectual Property (other than mass market computer software licensed to Purchaser that is available in consumer retail stores or otherwise commercially available and subject to “shrink-wrap”, “click-through” or off-the-shelf license agreements) (the “Listed Purchaser Intellectual Property Agreements”).  A true and complete copy of each of the written Listed Purchaser Intellectual Property Agreements has been delivered to Seller or its counsel.  Purchaser has in all material respects performed all obligations required to be performed by it to date under all of the Listed Division Intellectual Property Agreements, is not in default in any material respect under any of the Listed Purchaser Intellectual Property Agreements and has received no notice of any dispute, default or alleged default thereunder which has not heretofore been cured or which notice has not heretofore been withdrawn.  To the Knowledge of Purchaser, there is no material default under any of the Listed Purchaser Intellectual Property Agreements by any other party thereto or by any other Person bound thereunder.

(b)                                 Schedule 4.10(b) attached hereto sets forth a list of all material Intangible Assets utilized by Purchaser in the Purchaser Business and described thereon.  Each of the Intangible Assets is valid and in good standing, is not currently being challenged, and is not involved in any pending or, to the Knowledge of Purchaser, threatened administrative or judicial proceeding which could have a material adverse effect on the Purchaser Business, and does not conflict with any material rights of any other Person.

4.11                        Litigation; Claims; Compliance with Law.  (a)  Except as described in Schedule 4.11(a) attached hereto, there is no Action relating to Purchaser, Woodmark, with respect to the Woodmark Division, and PSP, with respect to the PSP Division, or any of the Purchaser Assets or the Purchaser Business pending or, to the Knowledge of Purchaser, threatened, or any Decree outstanding, against Purchaser, Woodmark, with respect to the Woodmark Division, or PSP, with respect to the PSP Division, or against or relating to any of the Purchaser Assets or the Purchaser Business.  To the Knowledge of Purchaser, there exists no basis for any such Action or Decree which could have a material adverse effect on the Purchaser Assets or the Purchaser Business.

(b)                                 Schedule 4.11(b) attached hereto sets forth for the current fiscal year and each of the past two (2) fiscal years a statement describing each claim (excluding any ordinary course warranty claims under Purchaser’s product warranties) made by a Person against Purchaser, Woodmark, with respect to the Woodmark Division, and PSP, with respect to the PSP Division, whether or not such claim was submitted to such Purchaser’s, Woodmark’s or PSP’s insurance carrier, including (i) the name of the claimant; (ii) the amount and a description of the claim; and (iii) the resolution of the claim.

(c)                                  Purchaser, Woodmark, with respect to the Woodmark Division, and PSP, with respect to the PSP Division, is not in violation of any law, regulation, ordinance, Decree, or other requirement of any governmental or other regulatory body, court or arbitrator, the violation of which would have a material adverse effect on the Purchaser Assets or the Purchaser Business.

4.12                        Inventories.  To the Knowledge of Purchaser except as set forth in Section 5.3, all items included in the Purchaser Inventory (other than Purchaser Obsolete Inventory) consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business.  All of the Purchaser Inventory (other than the Purchaser Obsolete Inventory not written off or written down) has been valued at the lower of cost or market value on a first in, first out basis.  Purchaser Inventory now on hand that was purchased, whether by Purchaser or Woodmark, with respect to the Woodmark Division, after the Division Balance Sheet Date was purchased in the ordinary course of business, at a cost not exceeding market prices prevailing at the time of purchase.

4.13                        Backlog.  Schedule 4.13 attached hereto sets forth a true and complete description of the backlog of Purchaser as of the Closing Date.

4.14                        Ownership and Condition of Purchaser Assets.  (a)  Purchaser owns outright, and has good and marketable title to all of the Purchaser Assets free and clear of all Liens (other than Permitted Liens).  The Purchaser Assets (other than cash) constitute all assets necessary to permit Purchaser to conduct the Purchaser Business as now conducted.  No Affiliate of Purchaser and no shareholder, partner or member of any of the foregoing (or any spouse or relative of any such Person) owns, has any right to, or has possession of, any assets, properties or rights relating to the Purchaser Business.

(b)                                 Attached hereto as Schedule 4.14 (b) is a true and complete list of the Purchaser Fixed Assets, including the location thereof.  To the Knowledge of Purchaser, each of the Fixed Assets is in good operating condition, ordinary wear and tear excepted.  Purchaser has performed in all material respects all maintenance on each of the Purchaser Fixed Assets in a manner consistent with past practice.

4.15                        Interest in Assets.  Except as set forth on Schedule 4.15 attached hereto, no Person other than Purchaser owns any property or rights, tangible or intangible, used in or related, directly or indirectly, to the Purchaser.

4.16                        No Breach.  Neither the execution and delivery of this Agreement by Purchaser, nor compliance by Purchaser with any of the provisions hereof, nor the consummation of the transactions contemplated hereby, will:

(a)                                  violate or conflict with any provision of the Certificate of Formation or Operating Agreement of Purchaser;

(b)                                 violate any Decree against, or binding upon, Purchaser; or

(c)                                  violate any law or regulation of any jurisdiction relating to Purchaser.

4.17                        Brokers.  Purchaser has not engaged, consented to, or authorized any broker, finder, investment banker or other Person to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

4.18                        Transactions with Directors, Officers and Affiliates.  Except as set forth on Schedule 4.18 attached hereto and except as set forth in Section 5.3, since January 1, 2008, there have been no transactions between or among Purchaser and any of its directors, managers, officers, employees, members, stockholders or Affiliates.  To the Knowledge of Purchaser, except as set forth on Schedule 4.18, none of the managers, officers, employees, members or Affiliates of Purchaser, or any spouse or relative of any of such Persons, has been a manager, officer, employee, member or Affiliate of, or has had any direct or indirect interest in, any Person with which Purchaser has had a business relationship, including as a supplier, customer or sales representative of Purchaser or which has competed with or been engaged in any business of the kind being conducted by the Purchaser Business.

4.19                        Untrue or Omitted Facts.  No representation, warranty or statement by Purchaser in this Agreement contains any untrue statement of a material fact, or omits to state a fact necessary in order to make such representations, warranties or statements not materially misleading.  Except as set forth on Schedule 4.19, without limiting the generality of the foregoing, there is no fact Known to Purchaser that has had, or which may be reasonably expected to have, a materially adverse effect on any of the Division Assets or the Division Business that has not been disclosed in this Agreement.

ARTICLE V
DELIVERIES; CONTEMPORANEOUS TRANSACTIONS

5.1                               Items to be Delivered by Seller.  Contemporaneously with the execution and delivery hereof, Seller is delivering, or causing to be delivered, to Purchaser the following:

(a)                                  That certain assignment and bill of sale of even date, from Seller in favor of Purchaser (the “Bill of Sale”), duly executed by Seller, duly endorsed by Seller;

(b)                                 Those certain assignments of Intellectual Property rights and Intangible Assets of even date, among Seller and Purchaser (the “Intellectual Property and Intangible Asset Assignment”), duly executed by Seller;

(c)                                  Those certain assignment and assumption agreements of even date, among Seller and Purchaser (the “Assignment and Assumption Agreements”), duly executed by Seller;

(d)                                 Those certain consents to assignment and assumption of even date, duly executed by the parties thereto;

(e)                                  Those certain assignments of the Certifications of even date, among Seller and Purchaser (collectively, the “Assignments of Certifications”), duly executed by Seller;

(f)                                    That certain Consulting Agreement of even date, between Purchaser and Visador, duly executed by Visador (the “Visador Consulting Agreement”);

(g)                                 That certain Management Services Agreement of even date between Purchaser and Visador (the “Visador Management Agreement”), duly executed by Visador;

(h)                                 The Virginia Sublease, duly executed by Visador;

(i)                                     The Texas Sublease, duly executed by Seller;

(j)                                     That certain Restrictive Covenant Agreement of even date by Seller in favor of Purchaser, duly executed by Seller;

(k)                                  That certain Restrictive Covenant Agreement of even date by Visador in favor of Purchaser, duly executed by Visador;

(l)                                     That certain Restrictive Covenant Agreement of even date by Carousel Capital Partners II, L.P.  in favor of Purchaser, duly executed by Carousel;

(m)                               That certain Restrictive Covenant Agreement of even date by Smith in favor of Purchaser, duly executed by Smith;

(n)                                 That certain Subordination Agreement of even date by and among Purchaser, Woodmark, PSP, Seller and PNC (the “Subordination Agreement”), duly executed by Seller;

(o)                                 Evidence reasonably satisfactory to Purchaser and its counsel that Seller has submitted (A) to the Secretary of State of Delaware for filing an amendment to its Certificate of Formation and (B) to the Secretary of the Commonwealth of Virginia with respect to its qualification to do business in Virginia, to change its company name to a name that does not include “Coffman” or any derivative or variation thereof; and

(p)                                 A certificate of even date, executed by a duly authorized officer of Seller, certifying and attaching (i) appropriate action by the sole member and Manager of Seller authorizing the execution of this Agreement and the related agreements and documents executed in connection herewith by Seller, and the consummation of the transactions contemplated hereby and thereby; (ii) true and complete copies of the Certificate of Formation and Operating Agreement (or equivalent documents) of Seller; a certificate of good standing of Seller in Delaware and a certificate of authority to do business in Virginia.

5.2                               Items to be Delivered by Purchaser.  Contemporaneously with the execution and delivery hereof, Purchaser is delivering, or causing to be delivered, to Seller, the following:

(a)                                  The Cash Payment;

(b)                                 That certain instrument of assumption of liabilities of even date, by Purchaser for the benefit of Seller with respect to the Assumed Payables, duly executed by Purchaser;

(c)                                  The Seller Note;

(d)                                 The Intellectual Property and Intangible Asset Assignment, duly executed by Purchaser;

(e)                                  The Assignment and Assumption Agreements, duly executed by Purchaser;

(f)                                    The Assignments of Certifications, duly executed by Purchaser;

(g)                                 The Visador Consulting Agreement, duly executed by Purchaser;

(h)                                 The Visador Management Agreement, duly executed by Purchaser;

(i)                                     The Virginia Sublease, duly executed by Purchaser;

(j)                                     The Texas Sublease, duly executed by Purchaser;

(k)                                  The Subordination Agreement, duly executed by Purchaser;

(l)                                     That certain Management Services Agreement of even date between Purchaser and Countrywide Hardware, Inc.  (the “Countrywide Management Agreement”); and

(m)                               A certificate of even date, executed by a duly authorized officer of Purchaser, certifying and attaching (i) appropriate evidence of approval authorizing the execution of this Agreement and the related agreements and documents executed in connection herewith by Purchaser, and the consummation of the transactions contemplated hereby and thereby; and (ii) true and complete copies of the Certificate of Formation and Operating Agreement (or equivalent documents) of Purchaser.

5.3                               Contemporaneous Transactions.  Contemporaneously with the execution and delivery of this Agreement and the Additional Transaction Documents, Purchaser is executing and delivering certain instruments, documents and agreements more fully described on Schedule 5.3 attached hereto (collectively, the “Contemporaneous Documents”).  Notwithstanding anything contained in this Agreement or the Additional Transaction Documents, the Seller hereby acknowledges and consents to the execution, delivery, and consummation of the Contemporaneous Documents and the performance thereof by the parties thereto.  Further, notwithstanding anything contained in this Agreement or the Additional Transaction Documents, Seller agrees that no representation, warranty, covenant or agreement by Purchaser in this Agreement, or Purchaser or Affiliate of Purchaser in any Additional Transaction Document, is, or shall be, breached or violated by virtue of the Contemporaneous Documents, the execution and delivery thereof or the performance thereby by the parties thereto, such representations, warranties, covenants and agreements being hereby modified such that they are not, and shall not be, so breached or violated.  Seller acknowledges that no accounts receivable were contributed to Purchaser from Woodmark and no accounts receivable or inventory were contributed to Purchaser from PSP.

ARTICLE VI
POST-CLOSING MATTERS

6.1                               Warranty Obligations.  Purchaser shall assume all after-sales service and warranty obligations with respect to products manufactured and/or sold by Seller on or prior to the Closing Date (the “Assumed Warranty Obligations”).  The provisions of this Section 6.1 shall not relieve Seller of its obligation of indemnity relating to or arising out of product liability claims with respect to products manufactured and/or sold by Seller on or prior to the Closing Date pursuant to and in accordance with the provisions of Article VII hereof.

6.2                               Rebates.  In the event that any customer of Seller is entitled to a Rebate based upon sales volume or otherwise for the calendar year during which the sale of the Assets occurs (the “Closing Year”), Seller shall reimburse Purchaser for a proportionate amount of the Rebate for each customer based upon the ratio of gross sales by Seller to such customer from January 1 of the Closing Year to the Closing Date to aggregate gross sales by Seller and Purchaser but only with respect to Seller products to such customer for the Closing Year.  Seller represents and warrants to Purchaser that no Rebates are due to any customer of Seller for any period prior to the Closing Date.

6.3                               Accounts Payable.  Seller agrees that any and all accounts payable of Seller as of the Closing Date that are not Assumed Payables (all of which are described on Schedule 6.3) shall be satisfied by Seller following the consummation of the sale and purchase contemplated hereby in a timely manner.  For purposes of this Agreement, “timely manner” shall include satisfaction under any written agreements between Seller and the respective counterparty as attached hereto as Schedule 6.3.

6.4                               Employee Benefits; W.A.R.N.

(a)                                  Effective as of 12:01 AM on the Closing Date (the “Termination Date”), Seller shall cause the employment of each employee of the Business identified on Schedule 6.4 (“Business Employee”) to be terminated and Purchaser shall offer to hire each Business Employee on terms and conditions substantially similar to those by which each such Business Employee was employed by Seller as of the Termination Date.  Each such employee who accepts Purchaser’s offer of employment shall be referred to herein as a “Transferred Employee.”  Nothing in this Agreement shall prevent Purchaser from terminating the employment of any Transferred Employee or changing the terms and conditions of employment of any Transferred Employee following such employee’s accepting employment with Purchaser as contemplated by this Section 6.4 (a).

(b)                                 Seller shall be responsible for the payment of all wages, other remuneration and termination or severance amounts due to the employees of Seller, and for the provision of health plan continuation coverage in accordance with the requirements of COBRA.  Seller shall maintain continuing health plan coverage in compliance with COBRA and the regulations thereunder and shall take such actions as are reasonably necessary to prevent Purchaser from becoming a successor thereunder.

(c)                                  No portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Seller, including the Employee Benefit Plans (and no amount attributable to any such plan, fund, program or arrangement), shall be transferred to Purchaser, and Purchaser shall not be required to continue any such plan, fund, program or arrangement.  The amounts payable on account of all benefit arrangements shall be determined with reference to the date of the event by reason of which such amounts become payable, without regard to conditions subsequent, and Purchaser shall not be liable for any claim for insurance, reimbursement or other benefits payable by reason of any event which occurs on or prior to the Closing Date.

(d)                                 Subject to Purchaser’s obligation to make offers to each Business Employee pursuant to Section 6.4(a), Seller shall be responsible for all obligations and liabilities under W.A.R.N.  and each similar state law with respect to employees by reason of their severance or other termination of employment by Seller on, prior to or following the Closing Date (collectively, the “W.A.R.N.  Liabilities”).

6.5                               Uncollectible Accounts Receivable.  At any time after the one hundred eightieth (180) day following the date of this Agreement (the “Record Date”), Purchaser may, but shall not be obligated to, notify Seller in writing as to which of the Accounts transferred to Purchaser pursuant to the terms of this Agreement are outstanding as of the Record Date (the “Delinquent Receivables”), and the amount outstanding at the Record Date with respect to each of such Delinquent Receivables (the “Outstanding Amount”).  Except as set forth on Schedule 6.5, Purchaser shall have the right to offset and deduct pursuant to Section 7.4 of this Agreement the aggregate amount by which the total amount of Delinquent Receivables exceeds the amount of the accounts receivable reserve reflected on the Closing Balance Sheet, less any payments received by Purchaser after the Record Date on account of the Delinquent Receivables (net of the reasonable costs actually incurred in collecting such Delinquent Receivables).

6.6                               Phone and Fax Numbers.  Seller shall use commercially reasonable best efforts to transfer to Purchaser the phone and fax numbers identified on Schedule 3.11(b) attached hereto.  Purchaser hereby assumes and agrees to pay, perform and discharge, as and when due, those liabilities and obligations of Seller relative to the above-mentioned phone and fax numbers accruing after the Closing Date.

6.7                               Further Assurances.  On and after the Closing Date, (a) upon the request of Purchaser, Seller shall take or cause to be taken all such further actions and execute, acknowledge and deliver all such further instruments and documents as may be necessary or desirable to convey and transfer to, and vest in, Purchaser, and to protect Purchaser’s right, title and interest in and to, and enjoyment of, the Assets intended to be assigned, transferred, conveyed and delivered pursuant to this Agreement and the related agreements and documents executed in connection herewith, and (b) the parties shall take all such further actions and execute and deliver all such further instruments and documents as may be necessary or appropriate to carry out the transactions contemplated by this Agreement and the related agreements and documents executed in connection herewith (including the remittance to Purchaser of any payments received by Seller in connection with the Business or the Assets).

6.8                               Power of Attorney.  Without limitation of any provision of this Agreement, effective upon the Closing Date, Seller constitutes and appoints Purchaser and its successors and assigns, and each of them, as its true and lawful attorney, with full power of substitution, in their own names or in the name of Seller, but for their own benefit and at their own expense, (i) to institute and prosecute all proceedings which any of them may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets transferred or intended to be transferred to Purchaser hereunder, and to do all such acts and things in relation thereto as any of them shall deem advisable, and (ii) to take all actions which they may deem proper in order to provide for them the benefits under any claims, Contracts, Permits, Certifications, sales orders, or other documents or instruments transferred or intended to be transferred to Purchaser hereunder.  Seller acknowledges that the foregoing powers are coupled with an interest and are not revocable in any manner or for any reason.

ARTICLE VII
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

7.1                               Survival.  The indemnity obligations contained in this Agreement shall survive for a period beginning on the Closing Date and ending on the Survival Termination Date.  Any claim relating to any of the foregoing shall continue after the expiration of the applicable survival period until such claim is resolved and satisfied if the party entitled to such indemnification has provided a Claim Notice to the party required to provide such indemnification prior to the expiration of the applicable survival period.

7.2                               Indemnification.

7.2.1                     General Indemnification Obligation of Seller.  From and after the Closing Date, Seller shall reimburse, indemnify and hold harmless Purchaser and its officers, employees, members, managers, successors and assigns (each, an “Indemnified Purchaser Party”) against and in respect of any and all Actions, damages, losses, deficiencies, liabilities, assessments, fines, costs and expenses, including court costs, costs and expenses of investigation and reasonable attorneys’ fees (collectively, “Losses”), incurred or suffered by any Indemnified Purchaser Party that result from, relate to or arise out of:

(a)                                  any and all Retained Liabilities, including the following:

(i)                                     any and all liabilities and obligations of Seller of any kind, nature and description whatsoever, known or unknown, fixed or contingent, inchoate or otherwise, to the extent they either (A) are existing on the Closing Date (other than the Assumed Obligations) or (B) arise out of, or result from or relate to, any transaction entered into, or any state of facts existing, prior to or at the Closing Date (other than the Assumed Obligations);

(ii)                                  any and all claims that relate to the Assets or the Business in which the principal event giving rise thereto occurred on or prior to the Closing Date or result from or arise out of any action or inaction on or prior to the Closing Date of or by Seller, or any director, officer, employee, shareholder, agent or representative of Seller;

(iii)                               any and all liabilities and obligations relating to or arising out of product liability or similar claims by Persons with respect to products manufactured and/or sold by Seller on or prior to the Closing Date;

(b)                                 the W.A.R.N.  Liabilities;

(c)                                  the failure of Seller to comply with the requirements of the bulk sales laws of all jurisdictions the laws of which may apply to the transactions set forth in this Agreement; and

(d)                                 any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Seller under this Agreement and/or under any of the Additional Transaction Documents.

7.2.2                     General Indemnification Obligation of Purchaser.  From and after the Closing Date, Purchaser will reimburse, indemnify and hold harmless Seller and its officers, employees, members, managers, successors and assigns (each, an “Indemnified Seller Party”) against and in respect of any and all Losses incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of:

(a)                                  the Assumed Obligations;

(b)                                 any and all liabilities and obligations of Purchaser, Woodmark or PSP of any kind, nature and description whatsoever, known or unknown, fixed or contingent, inchoate or otherwise, to the extent they either (A) are existing on the Closing Date or (B) arise out of, or result from or relate to, any transaction entered into, or any state of facts existing, prior to or at the Closing Date;

(c)                                  any and all claims that relate to the Purchaser Assets or the Purchaser Business in which the principal event giving rise thereto occurred on or prior to the Closing Date or result from or arise out of any action or inaction on or prior to the Closing Date of or by Purchaser, or any director, officer, employee, shareholder, agent or representative of Purchaser, Woodmark or PSP;

(d)                                 any and all liabilities and obligations relating to or arising out of product liability or similar claims by Persons with respect to products manufactured and/or sold by Purchaser, Woodmark or PSP on or prior to the Closing Date;

(e)                                  any and all claims against any Indemnified Seller Party to the extent they relate to the Assets or the Business or the Purchaser Business in which the principal event giving rise thereto occurred after the Closing Date or which result from or arise out of any action or inaction after the Closing Date of Purchaser or any director, officer, employee, shareholder, agent or representative of Purchaser;

(f)                                    any and all liabilities and obligations relating to or arising out of product liability or similar claims by Persons with respect to products manufactured and sold by Purchaser after the Closing Date;

(g)                                 any and all liabilities and obligations of any Indemnified Seller Party relating to or arising out of the AGNL Guaranty provided, however, that notwithstanding anything else contained in this Agreement, the indemnity obligations of Purchaser set forth in this Section 7.2.2(g) shall be (i) null and void if Purchaser files a bankruptcy petition, a bankruptcy petition is filed against Purchaser, or Purchaser makes a general assignment for the benefit of creditors and (ii) limited in all cases (other than with respect to the immediately preceding clause (i)) to the aggregate amount of eighteen (18) months of Basic Rent (as defined in the Marion Lease); and

(h)                                 any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Purchaser under this Agreement and/or any of the Additional Transaction Documents.

7.2.3                     Method of Asserting Claims.

(a)                                  In the event that any Action, claim or demand (collectively, “Claim”) for which Seller would be liable to an Indemnified Purchaser Party hereunder is asserted against or sought to be collected from an Indemnified Purchaser Party by a third party, the Indemnified Purchaser Party shall notify Seller of such Claim, specifying the nature of the Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of the Claim) (the “Claim Notice”).  Seller shall thereupon, at the sole cost and expense of Seller, assume the control of the defense, settlement or compromise of the Claim against the Indemnified Purchaser Party with counsel of Seller’s choosing that is reasonably satisfactory to the Indemnified Purchaser Party.  The failure to timely give a Claim Notice shall not relieve Seller of its obligations hereunder, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party in defense of the Claim.

(b)                                 Seller shall not, without the prior written consent of the Indemnified Purchaser Party, consent to the entry of any judgment against the Indemnified Purchaser Party or enter into any settlement or compromise which does not include, as an unconditional term thereof (i.e., there being no requirement that the Indemnified Purchaser Party pay any amount of money or give any other consideration), the giving by the claimant or plaintiff to the Indemnified Purchaser Party of a release, in form and substance satisfactory to the Indemnified Purchaser Party, from all liability in respect of the Claim.  If any Indemnified Purchaser Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense.  If, in the reasonable opinion of the Indemnified Purchaser Party, (i) the use of counsel chosen by Seller would present such counsel with a conflict of interest, or (ii) the actual or potential defendants in, or targets of, any such action include both the Indemnified Purchaser Party and Seller, and the Indemnified Purchaser Party shall have reasonably concluded that there may be legal defenses available to it which are different from or in addition to those available to Seller, or (iii) any Claim, or the litigation or resolution of any Claim, involves an issue or matter which could reasonably have a materially adverse effect on the business, operations, assets, properties or prospects of the Indemnified Purchaser Party or its Affiliates, then, in each case, the Indemnified Purchaser Party shall have the right to control the defense or settlement of any such claim or demand, and its costs and expenses shall be included as part of the indemnification obligation of Seller hereunder; provided, however, that the Indemnified Purchaser Party shall not settle any such Claim without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.  If the Indemnified Purchaser Party should elect to exercise such right, Seller shall have the right to participate in, but not control, the defense or settlement of such Claim at its sole cost and expense.

(c)                                  In the event an Indemnified Purchaser Party should have a claim against Seller hereunder that does not involve a Claim being asserted against or sought to be collected from it by a third party, the Indemnified Purchaser Party shall send a Claim Notice with respect to such Claim to Seller.

(d)                                 All claims for indemnification by an Indemnified Seller Party under this Agreement shall be asserted and resolved under the procedures set forth hereinabove by substituting in the appropriate place “Indemnified Seller Party” for “Indemnified Purchaser Party” and variations thereof, “Purchaser” for “Seller” and variations thereof, and “Purchaser” for “indemnifying party”, as applicable.

7.3                               Limitations.  Notwithstanding anything herein to the contrary, as to matters which are subject to indemnification pursuant to this Article XII:  (a) Seller shall not be liable unless and until the aggregate Losses to the Indemnified Purchaser Parties resulting from such otherwise indemnifiable matters shall exceed a cumulative aggregate of One Hundred Thousand ($100,000) Dollars (the “Indemnification Threshold”) (with Seller being responsible for all Losses that exceed the Indemnification Threshold); (b) the maximum aggregate liability of Seller as a result of any Claims made hereunder shall be limited to the Seller General Maximum Limitation in effect at the time any such Claim is made; (c) Purchaser shall not be liable unless and until the aggregate Losses to the Indemnified Seller Parties resulting from such otherwise indemnifiable matters shall exceed the Indemnification Threshold (with Purchaser being responsible for all Losses that exceed the Indemnification Threshold); and (d) the maximum aggregate liability of Purchaser as a result of any Claims made hereunder shall be limited to the Purchaser General Maximum Limitation in effect at the time any such Claim is made; provided, that (i) neither the Indemnification Threshold nor the Purchaser General Maximum Limitation shall apply to any claim by any Indemnified Seller Party pursuant to Section 7.2.2(g), (ii) neither the Indemnification Threshold, the Purchaser General Maximum Limitation nor the Seller General Maximum Limitation shall apply to the payment of the Adjustment Amount pursuant to Section 2.2.2 and (iii) neither the Indemnification Threshold nor the Seller General Maximum Limitation shall apply to any Contracts not assumed by Purchaser pursuant to Section 2.3.2(b)(ii)(B).

7.4                               Payment; Right of Setoff.  (a)  Subject to the terms and conditions of this Agreement, including Article VII:  (i) except as set forth in Section 7.4(c), upon the determination of liability with respect to a matter for which Purchaser is liable to an Indemnified Seller Party(ies) under this Article VII (pursuant to the final, binding, non-appealable order of a court of competent jurisdiction) the Purchaser shall pay to the applicable Indemnified Seller Party(ies), contemporaneously with the payment of any Contingent Consideration, Termination Proceeds or Deferred Proceeds under this Agreement, the amount of such Claim for indemnification made hereunder by such Indemnified Seller Party(ies); provided, however, that if any Claim remains unresolved at the time such Contingent  Consideration, Termination Proceeds or Deferred Proceeds are due and payable, Purchaser shall be entitled to hold back an amount equal to the amount of such unresolved Claim, and promptly upon final determination of liability under this Article VII, such held back amount shall be paid to the Indemnified Seller Party(ies) or retained by Purchaser, as applicable; and (ii) (A) pending final determination of any Claims in accordance with the provisions of this Article VII, Purchaser shall have the right to withhold from and offset against any amounts due to Seller, pursuant to this Agreement and the Additional Transaction Documents, the amount of such Claims, and (B) upon the determination of liability with respect to a matter for which Seller is liable to an Indemnified Purchaser Party(ies) under this Article VII (pursuant to the final, binding, non-appealable order of a court of competent jurisdiction) Purchaser shall have the right and obligation to withhold from, offset against and deduct any amounts due to Seller, pursuant to this Agreement and the Additional Transaction Documents, the amount of such Claims, whereupon Purchaser’s liability with respect thereto shall be terminated; provided, however, that Purchaser’s right of setoff provided for in this Agreement (including, but not limited to all rights of Purchaser to withhold, offset and deduct as set forth in this Section 7.4) is Purchaser’s sole source of indemnification under this Agreement.

(b)                                 Subject to Section 7.4(c), but notwithstanding anything else contained in this Agreement or any of the Additional Transaction Documents, upon the consummation of a Change in Control Transaction, Purchaser shall have the right to withhold from and offset against any amounts due to Seller under this Agreement and the Additional Transaction Documents the Seller Holdback, provided (i) same is contemporaneously deposited into escrow contemporaneously with the consummation of any such Change in Control Transaction, (ii) there shall be no such right to withhold, offset and/or escrow funds if the Change In Control Transaction occurs after the Third Year Anniversary Date, and (iii) if the Change In Control Transaction occurs prior to the Third Year Anniversary Date, then any such escrow will be distributed on the Third Year Anniversary Date.  In such event (i) if the proceeds of such escrow are paid to a third party, the amount of any such payment up to the amount of the Seller Holdback shall be withheld from, offset against and deducted from any amounts due Purchaser, or (ii) if the proceeds of such escrow are irrevocably paid to Purchaser, Purchaser shall promptly remit to Seller, Seller’s pro rata share of such proceeds in such proportion as the Seller Holdback bears to the total amount deposited in such escrow by Purchaser, including the amount of the Seller Holdback; provided, however, that Seller need not remit any portion of the Seller

Holdback or such proceeds to the extent that the amount thereof is equal to or less than the amount of any Claim by an Indemnified Purchaser Party against Seller that is unresolved or due and owing (whether by withholding offset, deduction or otherwise) to such Indemnified Purchaser Party as of the date such payment would otherwise be required by this Section 7.4(b), it being acknowledged and agreed by Seller that, if the amount of any such Claim is not determined by such Indemnified Purchaser Party, no such portion of the Seller Holdback or proceeds need be remitted until such time as the amount of such Claim is determined, and then, such Indemnified Purchaser Party shall have the rights set forth in Section 7.4(a) with respect thereto.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, in no event shall Purchaser be able to withhold from, offset against or deduct (i) any amounts payable pursuant to or otherwise in connection with the Visador Consulting Agreement or the Texas Sublease, or (ii) any amounts recoverable by any Indemnified Seller Party pursuant to Section 7.2.2(g).

7.5                               Exclusive Remedy.  This Article VII provides the exclusive legal remedy for all matters related to this Agreement and the transactions contemplated hereby, except for (i) the foregoing shall not affect the right of either party to seek specific performance or other equitable remedy not involving the payment of money and (ii) (A) claims made pursuant to the Additional Transaction Documents, and/or (B) fraud or intentional misrepresentation.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

8.1                               Expenses.  Except as expressly provided otherwise in the Agreement and as set forth on Schedule 8.1 attached hereto, each of the parties shall bear its own expenses in connection herewith.

8.2                               Publicity; Confidentiality.  None of the parties hereto will issue or make any report, statement or release pertaining to the matters contemplated by, or otherwise disclose any of the terms or existence of, or transactions contemplated by, this Agreement to any Person without the prior written consent of Seller and Purchaser.  Notwithstanding the foregoing, Seller and Purchaser may disclose the terms of this Agreement (i) to such of its officers, members, managers, employees, agents, lenders and investors, including its counsel and accountants (collectively, such party’s “Representatives”), who it determines have a need to know and who it informs of the confidential nature of such information; provided, that a disclosure of the terms of this Agreement by either party’s Representatives that would be a breach of this Agreement had such party disclosed such terms will be deemed a breach by such disclosing party of this Section 8.2, and (ii) as required by law or by the rules of any securities exchange or association on which the securities of such party are listed or included for trading.

8.3                               Transfer and Documentary Taxes.  Seller, on the one hand, and Purchaser, on the other hand, shall share equally all federal, state and local sales, documentary and other transfer taxes, if any, due as a result of the purchase, sale and transfer of the Assets in accordance herewith, whether imposed by law on Seller or Purchaser and each party shall indemnify, reimburse and hold harmless the other in respect of the liability for payment of or failure to pay any such taxes.

Seller and Purchaser shall cooperate in making in a timely manner all filings, returns, reports and forms as may be required to comply with the foregoing.

8.4                               Equitable Relief.  The parties acknowledge and agree that, in the event any party shall violate or threaten to violate any of the restrictions of Sections 2.2.5 and 8.2, the aggrieved party will be without an adequate remedy at law and will, therefore, be entitled to enforce such restrictions by preliminary, temporary or permanent injunctive or mandatory relief in any court of competent jurisdiction without the necessity of proving damages, without the necessity of posting any bond or other security, and without prejudice to any other remedies which it may have at law or in equity.

8.5                               Entire Agreement.  This Agreement, including the schedules attached hereto, which are a part hereof, and the Additional Transaction Documents constitute the entire agreement of the parties with respect to the subject matter hereof.  The representations, warranties, covenants and agreements set forth in this Agreement and in the financial statements, schedules or exhibits delivered pursuant hereto constitute all the representations, warranties, covenants and agreements of the parties and upon which the parties have relied, and shall not be deemed waived or otherwise affected by any investigation made by any party hereto.  No change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith.

8.6                               Waiver.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.  No waiver by any party of the breach of any term, covenant, representation or warranty contained in this Agreement shall release or affect any liability resulting from such breach, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of any breach of any other term, covenant, representation or warranty contained in this Agreement.

8.7                               Construction.  As used in this Agreement, the word “including” and its variants shall mean “including, without limitation,” the masculine gender shall include the feminine and the neuter, and the singular number shall include the plural, and vice versa.  “Knowledge” of (i) Seller means the actual knowledge of Smith, Tom Waggoner, Ron Cassell, Kay Yonts, Jack McCarty and David Wynne ( the “Seller Knowledge Group”), and in each case such knowledge as the members of the Seller Knowledge Group should have had after reasonable investigation or inquiry.  “Knowledge” of Purchaser is the actual knowledge of Joseph A.  Molino, Jr., Christopher Kliefoth, Frank Partin, and Scott McCullough (the “Purchaser Knowledge Group”) and such knowledge as the Purchaser Knowledge Group should have had after reasonable investigation or inquiry.

8.8                               Notices.  Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes when hand delivered or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail or courier, or facsimile as follows:

If to Purchaser at:

c/o P & F Industries, Inc.

445 Broadhollow Road, Suite 100

Melville, New York 11747

Attn:  Chief Financial Officer

Facsimile Number:  (631) 773-4220

With a copy to:

Certilman Balin Adler & Hyman, LLP

90 Merrick Avenue, 9th Floor

East Meadow, New York 11554

Attn:  Steven J.  Kuperschmid, Esq.

Facsimile Number:  (516) 296-7111

If to Seller, at:

c/o Visador Holding Corporation

320 Johnston Road

P.O.  Box 150

Marion, Virginia 24354

Attn:  William Smith

Facsimile Number:  (276) 783-2376

With a copy to:

K&L Gates LLP

Hearst Tower, 47th Floor

214 North Tryon Street

Charlotte, North Carolina 28202

Attn:  Kevin P. Stichter, Esq.

Facsimile Number:  (704) 353-3282

or at such other address as any party may specify by notice given to the other parties in accordance with this Section 8.8.

8.9                               Choice of Law; Jurisdiction.  This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York excluding choice of law principles thereof.  Seller hereby irrevocably and unconditionally:  (i) consents and submits for itself and its property in any action relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the federal courts located within the Eastern District of New York and state courts located within the County of Suffolk in the State of New York; (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Seller at its address set forth in Section 8.8 of this Agreement or at such other address of which the sender shall have been previously notified in writing and in accordance with Section 8.8; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

8.10                        Severability.  In the event any clause, section or part of this Agreement shall be held or declared to be void, illegal or invalid for any reason, all other clauses, sections or parts of this Agreement which can be effected without such void, illegal or invalid clause, section or part shall nevertheless continue in full force and effect.

8.11                        Successors and Assigns; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Purchaser’s rights and obligations under this Agreement may be assigned, without the prior written consent of Seller, to any Person that acquires all or substantially all of the assets of Purchaser or to any Affiliate of Purchaser, provided that the assignee agrees in writing to be bound by the provisions hereof as they apply to Purchaser.  Except as stated in the immediately preceding sentence, no party may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties.

8.12                        Headings.  The headings or captions under sections of this Agreement are for convenience of reference only and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

8.13                        No Third Party Beneficiaries.  Other than with respect to an assignee of Purchaser pursuant to the terms of Section 8.11 hereof, no Person not a party to this Agreement shall be entitled to rely upon or enforce any of the provisions of this Agreement.

8.14                        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one instrument.

8.15                        Facsimile Signatures.  Signatures hereon which are transmitted via facsimile shall be deemed original signatures.

8.16                        Representation by Counsel; Interpretation.  The parties acknowledge that they have been represented by counsel in connection with this Agreement and the transactions contemplated hereby.  Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by the parties.  The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

8.17                        WAIVER OF JURY TRIAL.  SELLER AND PURCHASER EACH HEREBY IRREVOCABLY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THIS AGREEMENT AND THE RELATIONSHIPS THEREBY ESTABLISHED.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including contract claims, tort claims, breach of duty claims, and all other statutory and common law claims.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS AGREEMENT.  In the event of litigation, this provision may be filed as a written consent to a trial by the court.

[Remainder of page intentionally left blank]

WITNESS the execution of this Agreement as of the date first above written.

WM COFFMAN LLC

By:	/s/ Joseph A. Molino, Jr.
Name: Joseph A. Molino, Jr.
Title: Vice President

COFFMAN STAIRS, LLC

By:	/s/ William E. Smith
Name: William E. Smith
Title: President